Exhibit 99.1

Item 8:	Financial Statements and Supplementary Data

ADVANCED MEDICAL OPTICS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2006	2005
	(In thousands, except share data)
ASSETS
Current assets
Cash and equivalents	$34,522	$40,826
Trade receivables, net	232,408	238,761
Inventories	127,532	104,820
Deferred income taxes	41,698	66,476
Income tax receivable	15,045	—
Other current assets	26,938	28,122

Total current assets	478,143	479,005
Property, plant and equipment, net	132,756	115,725
Deferred income taxes	13,260	12,626
Other assets	69,365	52,473
Intangible assets, net	471,664	495,609
Goodwill	848,709	825,284

Total assets	$2,013,897	$1,980,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt and short-term borrowings	$—	$60,000
Accounts payable	53,897	64,045
Accrued compensation	41,896	43,406
Other accrued expenses	120,384	90,666
Income taxes	—	1,434
Deferred income taxes	1,276	565

Total current liabilities	217,453	260,116
Long-term debt, net of current portion	851,105	500,000
Deferred income taxes	185,844	182,179
Other liabilities	43,504	28,365
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value; 240,000,000 shares authorized; 59,512,106 and 67,832,010 shares issued	595	678
Additional paid-in capital	1,409,475	1,586,864
Accumulated deficit	(730,800)	(557,586)
Accumulated other comprehensive income (loss)	36,745	(19,870)
Less treasury stock, at cost (1,397 and 1,397 shares)	(24)	(24)

Total stockholders’ equity	715,991	1,010,062

Total liabilities and stockholders’ equity	$2,013,897	$1,980,722

See accompanying notes to consolidated financial statements.

ADVANCED MEDICAL OPTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Net sales	$997,496	$920,673	$742,099
Cost of sales	379,325	353,325	306,164
Gross profit	618,171	567,348	435,935
Selling, general and administrative	404,802	396,599	329,197
Research and development	66,099	61,646	45,616
In-process research and development	—	490,750	28,100
Business repositioning	46,417	29,680	—
Net gain on legal contingencies	(96,896)	—	—

Operating income (loss)	197,749	(411,327)	33,022

Non-operating expense (income):
Interest expense	30,272	29,332	26,933
Unrealized loss (gain) on derivative instruments	1,290	(2,563)	403
Loss due to early retirement of Convertible Senior Subordinated Notes (note 6)	18,783	1,885	116,282
Other, net	2,588	316	10,620

	52,933	28,970	154,238

Earnings (loss) before income taxes	144,816	(440,297)	(121,216)
Provision for income taxes	65,345	12,900	8,154

Net earnings (loss)	$79,471	$(453,197)	$(129,370)

Net earnings (loss) per share:
Basic	$1.25	$(8.28)	$(3.89)

Diluted	$1.21	$(8.28)	$(3.89)

Weighted average number of shares outstanding:
Basic	63,383	54,764	33,284

Diluted	65,571	54,764	33,284

See accompanying notes to consolidated financial statements.

ADVANCED MEDICAL OPTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

	Common Stock		Additional Paid-In	Unearned	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Treasury Stock		Total	Comprehensive
	Shares	Par Value	In Capital	Compensation	Deficit)	Income (Loss)	Shares	Amount		Income (Loss)
	(in thousands)
Balance at December 31, 2003	29,379	$294	$54,128	$(64)	$24,981	$13,868	(1)	$(15)	$93,192
Comprehensive loss
Net loss					(129,370)				(129,370)	$(129,370)
Foreign currency translation adjustments						55,799			55,799	55,799
Unrealized gain on derivative instrument qualifying as cash flow hedge, net of $112 of tax						207			207	207

Total comprehensive loss										$(73,364)

Issuance of common stock in connection with convertible note exchanges	7,021	70	243,881						243,951
Issuance of common stock under stock option plan	490	5	4,934						4,939
Issuance of common stock under stock purchase plans	171	2	3,051						3,053
Issuance of restricted stock	8		265	(265)					—
Expense of compensation plan				219					219
Tax benefits from employee stock plans			4,288						4,288
Purchase of treasury stock, at cost								(8)	(8)

Balance at December 31, 2004	37,069	$371	$310,547	$(110)	$(104,389)	$69,874	(1)	$(23)	$276,270
Comprehensive loss
Net loss					(453,197)				(453,197)	$(453,197)
Foreign currency translation adjustments						(89,537)			(89,537)	(89,537)
Reclassification adjustment for realized gain on derivative instrument qualifying as cash flow hedge, net of $112 of tax						(207)			(207)	(207)

Total comprehensive loss										$(542,941)

Issuance of common stock in connection with convertible note exchanges	453	4	10,126						10,130
Issuance of common stock under stock option plan	2,305	23	41,388						41,411
Issuance of common stock under stock purchase plans	144	1	4,429						4,430
Issuance of restricted stock	74	1	4,008	(4,008)					1
Cancellation of restricted stock			(49)	49					—
Issuance of common stock under VISX acquisition	27,787	278	1,202,907						1,203,185
Expense of compensation plan				1,245					1,245
Tax benefits from employee stock plans			16,332						16,332
Transfer of restricted stock to treasury stock								(1)	(1)

Balance at December 31, 2005	67,832	$678	$1,589,688	$(2,824)	$(557,586)	$(19,870)	(1)	$(24)	$1,010,062
Comprehensive income
Net earnings					79,471				79,471	$79,471
Foreign currency translation adjustments						58,036			58,036	58,036

Total comprehensive income										$137,507

Adjustment for initial adoption of FAS 158, net of taxes						(1,421)			(1,421)
Issuance of common stock under stock option plan	1,799	18	37,276						37,294
Issuance of common stock under stock purchase plans	154	2	4,927						4,929
Issuance of restricted stock	225	2	(2)						—
Cancellation of restricted stock	(7)	—							—
Stock repurchase	(10,491)	(105)	(247,210)		(252,685)				(500,000)
Reclassification of unearned compensation balance			(2,824)	2,824					—
Tax benefits from employee stock plans			8,386						8,386
Stock-based compensation expense			19,234						19,234

Balance at December 31, 2006	59,512	$595	$1,409,475	$—	$(730,800)	$36,745	(1)	$(24)	$715,991

See accompanying notes to consolidated financial statements.

ADVANCED MEDICAL OPTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Cash flows provided by operating activities
Net earnings (loss):	$79,471	$(453,197)	$(129,370)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Amortization and write-off of original issue discount and debt issuance costs	7,051	9,284	11,028
Amortization and write-off of net realized gain on interest rate swaps	—	(773)	(3,466)
Depreciation and amortization	70,598	51,588	23,616
Deferred income taxes	29,985	(5,104)	(16,737)
Tax benefit from issuance of stock under stock plans	—	—	4,288
In-process research and development	—	490,750	28,100
Loss on exchange of convertible senior subordinated notes	18,783	1,670	111,702
Loss on investments and assets	2,204	13,165	1,047
Unrealized loss (gain) on derivatives	1,290	(2,563)	403
Stock based compensation expense	19,234	1,245	219
Changes in assets and liabilities, net of effect of acquisition:
Trade receivables	13,918	(27,780)	(48,459)
Inventories	(20,378)	(14,720)	13,198
Other current assets	(6,190)	(7,170)	(1,514)
Accounts payable	(11,823)	(27,328)	39,759
Accrued expenses and other liabilities	27,647	6,684	7,294
Income taxes	(6,880)	(16,802)	5,775
Other non-current assets	(116)	1,887	(7,215)

Net cash provided by operating activities	224,794	20,836	39,668

Cash flows from investing activities
Acquisition of business, net of cash acquired	—	(36,867)	(456,709)
Additions to property, plant and equipment	(29,023)	(23,097)	(17,492)
Proceeds from sale of property, plant and equipment	2,609	48	1,172
Additions to capitalized internal-use software	(3,191)	(8,816)	(2,415)
Additions to demonstration and bundled equipment	(10,756)	(11,135)	(6,778)

Net cash used in investing activities	(40,361)	(79,867)	(482,222)

Cash flows from financing activities
Short-term borrowings (repayments), net	(60,000)	60,000	—
Repayment of long-term debt	(167,678)	(194,166)	(149,243)
Financing related costs	(11,063)	(8,459)	(16,553)
Proceeds from issuance of long-term debt	500,000	150,000	600,000
Proceeds from issuance of common stock	42,223	45,841	7,992
Repurchase and retirement of common stock	(500,000)	—	—
Excess tax benefits from stock-based compensation	6,718	—	—
Other	—	773	(8)

Net cash (used in) provided by financing activities	(189,800)	53,989	442,188
Effect of exchange rates on cash and equivalents	(937)	(3,587)	3,717

Net (decrease) increase in cash and equivalents	(6,304)	(8,629)	3,351
Cash and equivalents at beginning of year	40,826	49,455	46,104

Cash and equivalents at end of year	$34,522	$40,826	$49,455

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$14,781	$22,005	$21,472
Income taxes	25,675	34,805	14,225

Supplemental non-cash investing and financing activities:
Exchange of convertible notes into common stock	$—	$8,600	$131,400
Acquisition of VISX, Incorporated (Note 3)	—	1,203,185	—

See accompanying notes to consolidated financial statements.

ADVANCED MEDICAL OPTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006, 2005 and 2004

Note 1: Description of Business

Advanced Medical Optics, Inc. (AMO or the Company) develops, manufactures and markets medical devices for the eyes. Effective January 1, 2006, the Company’s reportable segments are represented by three business units: cataract/implant, laser vision correction (LVC) and eye care. Previously, the Company’s reportable segments were based on geographic regions which comprised the Americas, which included North and South America, Europe/Africa/Middle East, Japan and Asia Pacific, which excluded Japan and included New Zealand and Australia. The cataract/implant business focuses on the four key products required for cataract surgery — foldable intraocular lenses, or IOL’s, implantation systems, phacoemulsification systems and viscoelastics. The LVC business markets laser systems, diagnostic devices, treatment cards and microkeratomes for use in laser eye surgery. The eye care business provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners, contact lens rewetting drops, and in Europe and Asia, contact lenses. The Company sells its products in approximately 60 countries and has direct operations in approximately 20 countries.

Note 2: Summary of Significant Accounting Policies

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the consolidated financial statements. These policies are in conformity with accounting principles generally accepted in the United States of America and have been applied consistently in all material respects. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and related disclosures. Actual results could differ from those estimates.

Basis of Presentation

The consolidated financial statements include the accounts of AMO and all of its subsidiaries. All significant transactions among the consolidated entities have been eliminated from the consolidated financial statements.

Foreign Currency Translation

The financial position and results of operations of AMO’s foreign operations are generally determined using local currency as the functional currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each year-end. Income statement amounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) in stockholders’ equity. Gains and losses resulting from foreign currency transactions and remeasurements relating to foreign operations deemed to be operating in U.S. dollar functional currency are included in “Other, net” in the accompanying consolidated statements of operations.

Cash and Equivalents

The Company considers cash and equivalents to include cash in banks, money market mutual funds and time deposits with financial institutions with original maturities of 90 days or less.

Investments

The Company has non-marketable equity investments in conjunction with its various collaboration arrangements. The non-marketable equity investments are recorded at cost and are evaluated periodically for other than temporary declines in fair value. The Company uses the following criteria to determine if such a decline should be considered other than temporary:

•	the duration and extent to which the market value has been less than cost;

•	the financial condition and near-term prospects of the investee;

•	the reasons for the decline in market value;

•	the investee’s performance against product development milestones; and

•	the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

If it is determined that a decline of any investment is other than temporary, then the carrying value would be written down to fair value, and the write-down would be included in earnings as a loss.

Inventories

Inventories are valued at the lower of first-in, first-out cost or market. On a regular basis, the Company evaluates its inventory balances for excess quantities and obsolescence by analyzing demand, inventory on hand, sales levels and other information. Based on these evaluations, inventory balances are written down, if necessary.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Additions, major renewals and improvements are capitalized, while maintenance and repairs are expensed. For financial reporting purposes, depreciation is generally provided on the straight-line method over the useful lives of the related assets, which are 20 to 40 years for buildings and improvements and from 3 to 15 years for machinery and equipment. Leasehold improvements are amortized over the life of the related facility lease or the asset, whichever is shorter. Accelerated depreciation methods are generally used for income tax purposes.

Goodwill and Long-Lived Assets

Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses. Intangible assets include licensing agreements, customer relationships and technology rights, which are amortized utilizing a straight-line method over their estimated useful lives ranging from 3 to 19 years, and non-amortizable trademarks.

The Company has adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), whereby goodwill and non-amortizable intangible assets are no longer amortized, but instead is subject to a periodic impairment review performed during the second quarter of each fiscal year. In a business combination, goodwill is allocated to the Company’s various reporting units, which are the same as the Company’s reportable operating segments, based on relative fair value of the assets acquired and liabilities assumed. The Company reviews the recoverability of its goodwill and non-amortizable intangible assets on an annual basis by comparing each unit’s fair value to the net book value of its assets. If the book value of the reporting unit’s assets exceeds its fair value, the goodwill is written down to its implied fair value. In the second quarters of 2006, 2005 and 2004, the Company performed its annual impairment tests of its goodwill and non-amortizable intangible assets, and no impairment was indicated based on these tests.

Additionally, the Company reviews the carrying amount of goodwill whenever events and circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. If it is determined such indicators are present and the review indicates goodwill will not be fully recoverable, based upon discounted estimated cash flows, the carrying value is reduced to implied fair value.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (SFAS 144), the Company assesses potential impairment to its long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If required, an impairment loss is recognized as the difference between the carrying value and the fair value of the assets.

Capitalized Software

The Company capitalizes certain internal-use computer software costs after technological feasibility has been established. These capitalized costs are amortized utilizing the straight-line method over their estimated economic life not to exceed three years.

Demonstration (Demo) and Bundled Equipment

In the normal course of business, the Company maintains demo and bundled equipment, primarily phacoemulsification and microkeratome surgical equipment, for the purpose and intent of selling similar equipment or related products to the customer in the future. Demo and bundled equipment are not held for sale and are recorded as other non-current assets. The assets are amortized utilizing the straight-line method over their estimated economic life not to exceed three years.

Revenue Recognition and Accounts Receivable

Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collectibility is reasonably assured. The Company records revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer, with the exception of intraocular lenses distributed on a consignment basis, which is upon notification of implantation in a patient. The Company recognizes license fees and revenues from the sale of treatment cards to direct customers when it ships the treatment cards as it has no continuing obligations or involvement subsequent to shipment.

Some customers finance the purchase or rental of their VISX equipment directly from the Company over periods ranging from one to three years. These financing agreements are classified as either rental or operating leases or sales type leases as prescribed by SFAS No. 13, “Accounting for Leases.” Under sales type leases, equipment revenues are recognized based on the net present value of the expected cash flow after installation to direct customers in the United States and Japan or after shipment to international distributors. Under rental or operating lease arrangements, rental revenue is recognized over the term of the agreement.

The Company generally permits returns of product if such product is returned in a timely matter, in good condition, and through the normal channels of distribution. However, the Company does not accept returns of treatment cards and does not provide rights of return or exchange, price protection or stock rotation rights to any VISX product distributors. Return policies in certain international markets can be more stringent and are based on the terms of contractual agreements with the customers. Allowances for returns are provided for based upon an analysis of the Company’s historical patterns of returns matched against the sales from which they originated. To date, historical product returns have been within the Company’s estimates.

When the Company recognizes revenue from the sale of products, certain allowances known and estimable at time of sale are recorded as a reduction to sales. These items include cash discounts, allowances and rebates. These items are reflected as a reduction to accounts receivable to the extent the customer will or is expected to reduce its payment on the related invoice amounts. In addition, certain items such as rebates provided to customers that meet certain buying targets are paid to the customer subsequent to customer payment. Thus, such amounts are recorded as accrued liabilities. These provisions are estimated based on historical payment experience, historical relationship to revenues and estimated customer inventory levels. To date, historical sales allowances have been within the Company’s estimates.

The allowance for doubtful accounts is determined by analyzing specific customer accounts and assessing the risk of uncollectibility based on insolvency, disputes or other collection issues. In addition, the Company routinely analyzes the different aging categories and establishes allowances based on the length of time receivables are past due (based on contractual terms). A write-off will occur if the settlement of the account receivable is less than the carrying amount or the Company determines the balance will not be collected.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk principally consist of trade receivables. Wholesale distributors, major retail chains, and managed care organizations account for a substantial portion of trade receivables. This risk is limited due to the large number of customers comprising the Company’s customer base, and their geographic dispersion. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management’s expectations.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the need to establish a valuation allowance for deferred tax assets based upon the amount of existing temporary differences, the period in which they are expected to be recovered and expected levels of taxable income. A valuation allowance to reduce deferred tax assets is established when it is “more likely than not” that some or all of the deferred tax assets will not be realized.

In preparing its consolidated financial statements, the Company is required to estimate its income taxes in each jurisdiction in which it operates. This process involves estimating the current liability as well as assessing temporary differences resulting from differing treatment of items for tax and financial accounting purposes. Significant management judgment is required in determining the provision for income taxes and deferred tax assets and liabilities.

Stock Based Compensation

Prior to January 1, 2006, the Company’s stock-based compensation plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and the disclosure only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123). Accordingly, no compensation expense was recorded for stock options granted with exercise prices greater than or equal to the fair value of the underlying common stock at the option grant date. The fair value, as determined on the date of grant, of restricted stock awards was recognized as compensation expense ratably over the respective vesting period. Additionally, the ESPP qualified as a non-compensatory plan under APB 25; therefore, no compensation cost was recorded in relation to the discount offered to employees for purchases made under the ESPP.

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, requiring recognition of expenses equivalent to the fair value of stock-based compensation awards. The Company has elected to use the modified prospective application transition method as permitted by SFAS 123R and therefore has not restated the financial results reported in prior periods. Under this transition method, stock-based compensation expense for the year ended December 31, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, as adjusted for estimated forfeitures. Compensation expense for all stock-based compensation awards granted subsequent to January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. In addition, the Company’s unearned compensation balance at January 1, 2006 was reclassified to additional paid-in capital upon the adoption of SFAS 123R.

Additionally, under SFAS 123R, the ESPP is considered a compensatory plan and requires recognition of compensation expense for purchases of common stock made under the ESPP. The Company recognizes compensation expense for stock option and ESPP awards on a straight-line basis over the vesting period. Compensation expense related to the restricted stock and restricted stock units is recognized over the requisite service periods of the awards, consistent with the Company’s practices under SFAS 123 prior to January 1, 2006.

Research and Development

Research and development costs are charged to expense when incurred.

Acquired In-Process Research and Development

Costs to acquire in-process research and development (IPR&D) projects and technologies which have no alternative future use and which have not reached technological feasibility at the date of acquisition are expensed as incurred (see Note 3).

Comprehensive Income (Loss)

Comprehensive income (loss) encompasses all changes in equity other than those with stockholders and consists of net earnings (loss), foreign currency translation adjustments, unrealized gains/losses on derivative instruments and pension obligations, if applicable.

The components of accumulated other comprehensive income (loss) were as follows:

(in millions)	Foreign currency translation adjustment	Change in net unrealized holding gains / losses on derivatives	Unrecognized losses and prior service cost, net	Total accumulated other comprehensive income (loss)
Balance as of December 31, 2003	$13,868	$—	$—	$13,868
Net change during the year	55,799	207	—	56,006

Balance as of December 31, 2004	69,667	207	—	69,874
Net change during the year	(89,537)	(207)	—	(89,744)

Balance as of December 31, 2005	(19,870)	—	—	(19,870)
Net change during the year	58,036	—	—	58,036
Adoption of SFAS No. 158	—	—	(1,421)	(1,421)

Balance as of December 31, 2006	$38,166	$—	$(1,421)	$36,745

Recently Adopted and Issued Accounting Standards

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS No. 154). SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 by the Company did not have a material impact on its consolidated financial position, results of operations or cash flows.

In June 2006, the Emerging Issues Task Force (“EITF”) issued EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” to clarify diversity in practice on the presentation of different types of taxes in the financial statements. The Task Force concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net. That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales, or, alternatively, it may net the charge to the customer and the charge from the taxing authority. If taxes subject to EITF 06-3 are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of such taxes that are recognized on a gross basis. The guidance in this consensus is effective for the first interim reporting period beginning after December 15, 2006 (the first quarter of our fiscal year 2007). The Company does not expect the adoption of EITF 06-3 to have a material impact on its results of operations, financial position or cash flow.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109” (“FIN 48”).and is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainties in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” by prescribing guidance for the recognition, derecognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 requires that any liability created for unrecognized tax benefits be disclosed. The application of FIN 48 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company will be required to adopt FIN 48 as of January 1, 2007. If there are changes in the net assets of the Company as a result of the application of FIN 48, the cumulative effects, if any, will be recorded as an adjustment to retained earnings. The Company is currently evaluating the impact of its adoption of FIN 48 and has not yet determined the effect on its earnings or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of SFAS No. 157 on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Qualifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 is effective for companies with fiscal years ending after November 15, 2006 and is required to be adopted by the Company in its fiscal year ending December 30, 2006. The adoption of SAB No. 108 did not have a material impact on the Company’s financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income and as a separate component of stockholders’ equity. We adopted SFAS No. 158 in the fourth quarter of fiscal 2006. The impact of the adoption of this new accounting standard is disclosed in Note 10 to the consolidated financial statements. The effect on the balance sheet as of December 31, 2006 from the adoption of SFAS No. 158 was based on the funded status of the defined benefit plans as of September 30, 2006, the measurement date of the plans’ assets and obligations. The Company will be required to change the measurement date to December 31 in fiscal year 2008.

Note 3: Acquisitions

VISX, Incorporated (VISX)

On May 27, 2005, pursuant to the Agreement and Plan of Merger (Merger Agreement), dated as of November 9, 2004, as amended, by and among AMO, Vault Merger Corporation, a wholly owned subsidiary of AMO, and VISX, AMO completed its acquisition of VISX, for total consideration of approximately $1.38 billion, consisting of approximately 27.8 million shares of AMO common stock, the fair value of VISX stock options converted to AMO stock options and approximately $176.2 million in cash (VISX Acquisition). VISX products include the VISX STAR Excimer Laser System, the VISX WaveScan System and VISX treatment cards. As a result of the VISX Acquisition, the Company became the leader in the design and development of proprietary technologies and systems for laser vision correction of refractive vision disorders. The VISX Acquisition has been accounted for as a purchase business combination. The results of operations of the VISX Acquisition have been included in the accompanying consolidated statements of operations from the date of the VISX Acquisition.

The total cost of the VISX Acquisition is as follows (in thousands):

Cash consideration to VISX stockholders	$176,167
Fair value of AMO shares issued to VISX stockholders	1,136,605
Fair value of vested VISX stock options	66,580
Direct transaction fees and expenses	15,765
Cash and cash equivalents acquired	(156,765)

Total purchase price	$1,238,352

The above purchase price has been allocated based on the fair values of assets acquired and liabilities assumed and has been allocated as follows (in thousands):

Inventories	$11,918
Accounts receivable, net	39,353
Other current assets	22,129
Property, plant and equipment	3,350
Other non-current assets	8,038
Intangible assets	402,300
In-process research and development	488,500
Goodwill	479,016
Accounts payable	(16,032)
Other current liabilities	(43,957)
Non-current deferred tax liability, primarily related to intangible assets	(156,263)

Net assets acquired	$1,238,352

Of the $402.3 million of acquired intangible assets, $239.5 million was assigned to developed technology rights that have a weighted-average useful life of approximately 10.1 years, $22.4 million was assigned to customer relationships with a useful life of 5 years and $140.4 million was assigned to the VISX trade name with an indefinite useful life. The amounts assigned to intangible assets were based on management’s estimate of the fair value.

Identification and allocation of value to the identified intangible assets was based on the provisions of SFAS No. 141, “Business Combinations,” (SFAS No. 141). The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

The estimates of expected useful lives are based on guidance from SFAS No. 141 and take into consideration the effects of competition, regulatory changes and possible obsolescence. The useful lives of technology rights are based on the number of years in which net cash flows have been projected. The useful lives of customer relationships was estimated based upon the length of the contracts currently in place, probability based estimates of contract renewals in the future and natural growth and diversification of other potential customers, which were considered insignificant. Management considers the VISX trade name to be the leading name in excimer laser vision correction procedures. VISX’s estimated market share of 60 percent demonstrates its commercial success. Management intends to maintain and continue to market existing and new products under the VISX trade name. As management intends to continue to use the VISX trade name indefinitely, an indefinite life was assigned.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	VISX historical operating margins

•	Number of procedures and devices VISX has developed and had approved by the FDA

•	VISX market share

•	Contractual and non-contractual relationships with large groups of surgeons and

•	Patents and exclusive licenses held.

A history of operating margins and profitability, a strong scientific, service and manufacturing employee base and a leading presence in the excimer laser market were among the factors that contributed to a purchase price resulting in the recognition of goodwill. The acquired goodwill, which is not deductible for tax purposes, has been allocated to the LVC segment.

In-process research and development (IPR&D)

Approximately $488.5 million of the purchase price represents the estimated fair value of projects that, as of the VISX Acquisition date, had not reached technological feasibility and had no alternative future use. The Company recorded $449.2 million of this amount in the second quarter of 2005 and $39.3 million in the third quarter of 2005. The additional charge in the third quarter of 2005 resulted primarily from the completion of the IPR&D valuation. The fair value assigned to IPR&D comprised the following projects (in thousands):

Value of IPR&D Acquired
High Myopia for CustomVue	$14,700
Excimer Laser Improvements	56,200
Presbyopia	417,600

Total	$488,500

The fair value of these projects was determined by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to these projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects ranged from 19.0 to 21.0 percent. The following assumptions underlie the fair value as of the VISX Acquisition date:

•

A high myopia procedure for CustomVue was forecasted to be approved for sale in the U.S. in late 2005. A procedure to treat presbyopia is forecasted to be approved for sale in the U.S. in mid-2007. Additional research and development expenses will be incurred prior to expected FDA approval for these procedures. Forecasted discounted cash flows for each product once launched include estimates for normal sustaining engineering and maintenance R&D;

•

Additional research and development expenses will be incurred to bring excimer laser system improvements to market. Like the other IPR&D projects, maintenance R&D and sustaining engineering costs were allocated to the forecasted cash flows once commercialized;

•

Revenue that is reasonably likely to result from the approved and unapproved potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product cycles. These estimates were based on management’s consideration of life cycles for similar products VISX has previously launched, the competitive landscape, and previous success in working with the FDA; and

•	The cost structure was assumed to be similar to that for existing products.

The major risks and uncertainties associated with the timely and successful completion of these projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

In September 2005, high myopia CustomVue was approved by FDA.

Pfizer Inc. Surgical Ophthalmic Business

On June 26, 2004, pursuant to a stock and asset purchase agreement dated as of April 21, 2004, the Company completed the purchase of Pfizer Inc.’s surgical ophthalmic business for $450.0 million in cash (Pfizer Acquisition). Pfizer’s surgical ophthalmic business manufactured and marketed surgical devices for the eyes. The Company acquired ophthalmic surgical products and certain manufacturing and research and development facilities located in Uppsala, Sweden, Groningen, Netherlands and Bangalore, India. The products acquired include the Healon line of viscoelastic products used in ocular surgery, the CeeOn and Tecnis intraocular lenses and the Baerveldt glaucoma shunt. The Pfizer Acquisition has been accounted for as a purchase business combination.

The following unaudited pro forma information assumes the VISX Acquisition and the Pfizer Acquisition occurred on January 1, 2004. These unaudited pro forma results have been prepared for informational purposes only and do not purport to represent what the results of operations would have been had the VISX Acquisition and the Pfizer Acquisition occurred as of the date indicated, nor of future results of operations. The unaudited pro forma results for years ended December 31, 2005 and 2004 are as follows (in thousands, except per share data):

	Year Ended December 31, 2005		Year Ended December 31, 2004
Net sales	$1,000,842		$982,834
Net earnings	37,377	(1)	70,603	(2)
Earnings per share:
Basic (3)	$0.57		$1.09
Diluted (4)	$0.54		$1.04

(1)	The unaudited pro forma information for the year ended December 31, 2005 excludes the following non-recurring charges related to the VISX Acquisition: a $488.5 million in-process research and development charge and a $2.0 million charge for the amortization and write-off of debt issuance costs. The unaudited pro forma information also reflects an $11.7 million increase in amortization related to management’s estimate of the fair value of intangible assets acquired as the result of the VISX Acquisition and a $4.7 million increase in interest expense resulting from additional borrowings incurred to fund the cash portion of the VISX Acquisition and related costs and amortization of deferred financing costs. Approximately $11.0 million of merger charges incurred by VISX are not excluded from the unaudited pro forma information for the year ended December 31, 2005.

(2)	The unaudited pro forma information for the year ended December 31, 2004 excludes the following non-recurring charges related to the Pfizer Acquisition: incremental cost of sales of $28.1 million from the sale of acquired inventory adjusted to fair value, a $28.1 million in-process research and development charge, a charge of $6.5 million for the write-off of debt issuance costs, one-time commitment fee and original issue discount, net of the recognition of realized gains on interest rate swaps; and early debt extinguishment costs of $127.2 million. The unaudited pro forma information also reflects a $2.3 million decrease in depreciation and amortization related to the fair value of property, plant and equipment and identifiable intangible assets acquired in the Pfizer Acquisition and a $4.1 million increase in interest expense resulting from the recapitalization to fund the Pfizer Acquisition.

The unaudited pro forma information for the year ended December 31, 2004 also includes a $28.2 million increase in amortization related to management’s estimate of the fair value of intangible assets acquired as the result of the VISX Acquisition and an $11.4 million increase in interest expense resulting from additional borrowings incurred to fund the cash portion of the VISX Acquisition and related costs and amortization of deferred financing costs.

(3)	The weighted average number of shares outstanding used for the computation of basic earnings per share for the year ended December 31, 2005 reflects the issuance of 27.8 million shares of AMO’s common stock to VISX stockholders less the 16.6 million weighted average shares related to the VISX Acquisition already included in basic shares outstanding.

The weighted average number of shares outstanding used for the computation of basic earnings per share for the year ended December 31, 2004 reflects the issuance of 7.0 million shares of AMO’s common stock in the private exchanges of the 3 1/2% Convertible Senior Subordinated Notes less the 3.6 million weighted average shares related to the private exchanges already included in basic shares outstanding. The weighted average number of shares outstanding used for the computation of basic earnings per share for the year ended December 31, 2004 also includes the 27.8 million shares issued to VISX stockholders as the result of the VISX Acquisition.

(4)

The weighted average number of shares outstanding used for the computation of diluted earnings per share for the year ended December 31, 2005 includes the aggregate dilutive effect of approximately 3.3 million shares for stock options and awards, the remaining 3 1/2% Convertible Senior Subordinated Notes and VISX options exchanged for AMO stock options

The weighted average number of shares outstanding used for the computation of diluted earnings per share for the year ended December 31, 2004 includes the aggregate dilutive effect of approximately 3.6 million shares for stock options and awards, the remaining 3 1/2% Convertible Senior Subordinated Notes and VISX options exchanged for AMO stock options.

Note 4: Product Rationalization and Business Repositioning

On October 31, 2005, the Company’s Board of Directors approved a product rationalization and repositioning plan covering the discontinuation of non-strategic cataract surgical and eye care products and the elimination or redeployment of resources that support these product lines. The plan also included organizational changes and potential reductions in force in manufacturing, sales and marketing associated with these product lines, as well as organizational changes in research and development and other corporate functions designed to align the organization with our strategy and strategic business unit organization.

The plan further called for increasing the Company’s investment in key growth opportunities, specifically the Company’s refractive implant product line and international laser vision correction business, and accelerating the implementation of productivity initiatives. Following an analysis of its IOL manufacturing capabilities in the second quarter of 2006, the Company has decided to consolidate certain operations. In addition, the Company expanded the scope of its eye care rationalization initiatives in order to maximize manufacturing capacity and seize growth opportunities. Total cumulative charges of $105.0 million have been incurred through December 31, 2006.

For the year ended December 31, 2006, the Company incurred $62.7 million of pre-tax charges, which included $16.3 million for inventory, manufacturing related and other charges included in cost of sales and $46.4 million included in operating expenses. Charges included in operating expenses comprised productivity and brand repositioning costs of $37.6 million and severance, relocation and other one-time termination benefits of $13.7 million, offset by net asset disposal gains of $2.8 million and a net credit from settlement of contractual obligations of $2.1 million.

The Company incurred $42.3 million in pre-tax charges during the fourth quarter of 2005 which included $12.6 million for inventory, manufacturing related and other charges included in cost of sales and $29.7 million included in operating expenses for severance, relocation and other one-timer termination benefits of $14.0 million, asset write-downs of $9.2 million, contractual obligations of $2.7 million and accelerated productivity and brand repositioning costs of $3.8 million.

Business repositioning charges and related activity in the accrual balances during the year ended December 31, 2006 were as follows (in thousands):

Business Repositioning Costs Reported In:	Balance at December 31, 2005	Costs Incurred	Cash Payments	Non-Cash Adjustments	Balance at December 31, 2006
Cost of sales —
Inventory, manufacturing and other charges	$—	$16,244	$—	$(16,244)	$—

Operating Expenses —
Severance, relocation and related costs	8,779	13,700	(11,080)	—	11,399
Net gain on asset disposals	—	(2,777)	—	2,777	—
Contractual obligations	2,641	(2,106)	(287)	—	248
Productivity initiatives and brand repositioning costs	883	37,600	(37,295)	—	1,188

	12,303	46,417	(48,662)	2,777	12,835

	$12,303	$62,661	$(48,662)	$(13,467)	$12,835

The Company incurred $42.3 million in pre-tax charges during the fourth quarter of 2005 as follows (in thousands);

Business Repositioning Costs Reported In:	Costs Incurred	Cash Payments	Non-Cash Adjustments	Balance at December 31, 2005
Cost of sales —
Inventory, manufacturing and other charges	$12,585	$—	$(12,585)	$—
Operating Expenses —
Severance, relocation and related costs	14,020	(5,241)	—	8,779
Asset write-downs	9,172	—	(9,172)	—
Contractual obligations	2,641	—	—	2,641
Productivity initiatives and brand repositioning costs	3,847	(2,964)	—	883

	29,680	(8,205)	(9172)	12,303

	$42,265	$(8,205)	$(21,757)	$12,303

Productivity initiatives and brand repositioning costs resulted from the Company’s investment in key growth opportunities, specifically the Company’s refractive implant product line, international laser vision correction business and expanded eye care rationalization, and the implementation of productivity improvements in manufacturing operations, distribution, customer service and corporate functions. Severance, relocation and related costs were incurred for worldwide workforce reductions due to the Company’s discontinuation of certain non-core products and infrastructure and process improvements associated with the Company’s productivity initiatives. The majority of these costs occurred in the United States, Japan and Europe. Net asset gains resulted from disposals of long-lived assets from certain discontinued non-core products and relocation of certain facilities, offset by asset write-downs which resulted from the impairment and disposal of long-lived assets from the reduction in expected future cash flows. The fair values of impaired assets were based on probability weighted expected cash flows as determined in accordance with SFAS 144. The net credit from contractual obligations primarily resulted from the settlement with a vendor during the third quarter of 2006.

Note 5: Composition of Certain Financial Statement Captions

	December 31,
	2006	2005
	(in thousands)
Trade receivables, net
Trade receivables	$244,725	$247,849
Less allowance for doubtful accounts	12,317	9,088

	$232,408	$238,761

Inventories
Finished products, including consignment inventory of $13,958 and $11,890 in 2006 and 2005, respectively	$83,358	$66,492
Work in process	13,538	13,148
Raw materials	30,636	25,180

	$127,532	$104,820

Property, plant and equipment, net
Land	$9,566	$8,987
Buildings and leasehold improvements	93,575	79,502
Machinery, equipment and furniture	115,447	94,819

	218,588	183,308
Less accumulated depreciation and amortization	85,832	67,583

	$132,756	$115,725

Intangible assets, net

		December 31, 2006		December 31, 2005
(In thousands)	Useful Life (Years)	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Amortizing Intangible Assets:
Licensing	3 - 5	$4,590	$(4,243)	$4,590	$(4,113)
Technology rights	8 - 19	364,219	(61,997)	348,379	(26,128)
Trademarks	13.5	16,933	(3,545)	14,689	(1,995)
Customer relationships	5	22,400	(7,093)	22,400	(2,613)

		408,142	(76,878)	390,058	(34,849)
Nonamortizing Tradename (VISX)	Indefinite	140,400	—	140,400	—

		$548,542	$(76,878)	$530,458	$(34,849)

The intangible assets balance increased due to the impact of foreign currency fluctuation. Amortization expense was $40.0 million, $26.9 million and $5.6 million in 2006, 2005 and 2004, respectively, and is recorded in selling, general and administrative in the accompanying consolidated statements of operations. Amortization expense is expected to be $39.0 million in 2007 and 2008, $38.8 million in 2009, $36.2 million in 2010, $34.3 million in 2011 and $143.9 million thereafter. Actual amortization expense may vary due to the impact of foreign currency fluctuations.

Goodwill

	December 31 2006	December 31, 2005
	(In thousands)
Goodwill
Eye Care	$28,540	$28,817
Cataract/Implant	349,347	317,451
Laser Vision Correction	470,822	479,016

	$848,709	$825,284

Effective January 1, 2006, the Company’s reportable segments are represented by three business units: Cataract/Implant, Laser Vision Correction and Eye Care (See Note 14, “Business Segment Information”). The change in goodwill during the year ended December 31, 2006 is due to an adjustment of Laser Vision Correction goodwill of $7.4 million as a result of excess tax benefits from the exercise of converted VISX stock options that were fully vested at the acquisition date and the impact of foreign currency fluctuations on the Eye Care and Cataract/Implant segments. The Company performed its annual impairment test of goodwill during the second quarter of 2006 and determined there was no impairment.

Note 6: Debt

(In thousands)	Average Rate of Interest	December 31, 2006	December 31, 2005
Convertible Senior Subordinated Notes due 2024	2.500%	$246,105	$350,000
Convertible Senior Subordinated Notes due 2025	1.375%	105,000	150,000
Convertible Senior Subordinated Notes due 2026	3.250%	500,000	—
Short term borrowings	5.950%	—	60,000

		851,105	560,000
Less current maturities		—	60,000

Total debt, net of current portion and short term borrowings		$851,105	$500,000

Senior Credit Facility

On June 25, 2004, the Company amended and restated its senior credit facility to provide a $250.0 million term loan and a $100.0 million revolving credit facility. The amended and restated senior credit facility matures on June 25, 2009. In January 2005, the Company entered into an amendment to the senior credit facility to provide for an increase of $100.0 million in the revolving loan commitments and an additional $100.0 million in term loan commitments. On May 27, 2005, the Company and certain of its subsidiaries, as guarantors thereunder, entered into an amendment to provide for an additional increase of $100.0 million in the revolving loan commitments under the senior credit facility, which amounts were made available to AMO to finance, in part, AMO’s acquisition of VISX, and are available for working capital and other general corporate purposes subject to satisfaction of certain conditions. This amendment also provides for termination of $100.0 million of existing term loan commitment. The amendment increased the revolving loan commitments to $300.0 million. The maturity of the senior credit facility on June 25, 2009 remains unchanged.

During the second quarter of 2005, the Company paid approximately $44.5 million of the term loan. On June 30, 2005, the Company paid approximately $0.4 million of the term loan. On July 21, 2005, the Company repaid the balance of its term loan, including approximately $149.1 million of principal and approximately $1.2 million of accrued interest, using the net proceeds from the 1.375% convertible senior subordinated notes (see below) and existing cash. As a result of the repayment of the term loan, the Company wrote off remaining debt issuance costs of approximately $3.8 million in the third quarter of 2005.

On May 27, 2005, the Company borrowed approximately $200.0 million under the senior revolving credit facility to fund the cash portion of the VISX Acquisition. In June 2005, the Company repaid approximately $123.0 million of revolver borrowings with acquired VISX cash.

During 2006, the Company repurchased $148.9 million of aggregate principal amount of convertible senior subordinated notes ($103.9 million of the principal amount of the 2.5% Notes and $45.0 million of the principal amount of the 1.375% Notes) utilizing borrowings under its senior credit facility. The Company incurred a loss on debt extinguishment of $18.8 million, and wrote off debt issuance costs of $3.3 million in 2006 in conjunction with the note repurchases.

At December 31, 2006, approximately $8.4 million of the senior revolving credit facility was reserved to support letters of credit on the Company’s behalf for normal operating purposes and the Company has approximately $291.6 million undrawn and available of revolving loan commitments. At December 31, 2005, the Company had $50.0 million borrowings outstanding under the revolving credit facility. Approximately $18.7 million of the revolving credit facility was reserved to support letters of credit issued on the Company’s behalf for normal operating purposes. At December 31, 2005, the Company had $10.0 million of borrowings outstanding under a short-term loan from Bank of Ireland to an AMO subsidiary, AMO Ireland. This loan was supported by a $10.0 million letter of credit which was part of the $18.7 million of letters of credit noted above. This loan was paid in its entirety on February 21, 2006 and is no longer available for borrowing.

Borrowings under the revolving credit facility, if any, bear interest at current market rates plus a margin based upon the Company’s ratio of debt to EBITDA, as defined. The incremental interest margin on borrowings under the revolving credit facility decreases as the Company’s ratio of debt to EBITDA decreases to specified levels. Under the senior credit facility, certain transactions may trigger mandatory prepayment of borrowings, if any. Such transactions may include equity or debt offerings, certain asset sales and extraordinary receipts. The Company pays a quarterly fee (1.95% per annum at December 31, 2006) on the average balance of outstanding letters of credit and a quarterly commitment fee (0.375% per annum at December 31, 2006) on the average unused portion of the revolving credit facility. The senior credit facility provides that the Company will maintain certain financial and operating covenants which include, among other provisions, maintaining specific leverage and coverage ratios. Certain covenants under the senior credit facility may limit the incurrence of additional indebtedness. The senior credit facility prohibits dividend payments. The Company was in compliance with these covenants at December 31, 2006. The senior credit facility is secured by a first priority perfected lien on, and pledge of, all of the combined company’s present and future property and assets (subject to certain exclusions), 100% of the stock of the domestic subsidiaries, 66% of the stock of foreign subsidiaries and all present and future intercompany debts.

3.25% Convertible Senior Subordinated Notes Due 2026 (3.25% Notes)

In June 2006, the Company completed a private placement of $500 million aggregate principal amount of its 3.25% Notes due August 1, 2026. Interest on the 3.25% Notes is payable on February 1 and August 1 of each year, commencing on February 1, 2007. The 3.25% Notes are convertible into 16.7771 shares of the Company’s common stock for each $1,000 principal amount of the 3.25% Notes (which represents an initial conversion price of approximately $59.61 per share), subject to adjustment. The 3.25% Notes may be converted, at the option of the holders, into cash or under certain circumstances, cash and shares of the Company’s common stock at any time on or prior to the trading day preceding July 1, 2014, only under the following circumstances:

•

during the five business days after any five consecutive trading-day period in which the trading price per $1,000 principal amount of the 3.25% Notes for each day of such measurement period was less than 98% of the conversion value. This conversion feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value was assigned at issuance and at December 31, 2006;

•

during any fiscal quarter subsequent to September 29, 2006, if the closing sale price of the Company’s common stock measured over a specified number of trading days is above 130% of the conversion then in effect;

•	if a fundamental change occurs; or

•	upon the occurrence of specified corporate transactions.

On and after July 1, 2014, to (and including) the trading day preceding the maturity date, subject to prior redemption or repurchase, the 3.25% Notes will be convertible into cash and, if applicable, shares of the Company’s common stock regardless of the foregoing circumstances.

The Company may redeem some or all of the 3.25% Notes for cash, on or after August 4, 2014, for a price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, to, but excluding the redemption date.

The 3.25% Notes contain put options, which may require the Company to repurchase in cash all or a portion of the 3.25% Notes on August 1, 2014, August 1, 2017, and August 1, 2021 at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, to, but excluding the repurchase date.

Beginning with the six-month interest period commencing August 1, 2014, the Company will pay contingent interest during any six-month interest period if the trading price of the 3.25% Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 3.25% Notes. The contingent interest payable will equal 0.25% of the average trading price of $1,000 principal amount of the 3.25% Notes during the five trading days immediately preceding the first day of the applicable six-month interest period. This contingent interest payment feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at December 31, 2006.

On or prior to August 1, 2014, upon the occurrence of a fundamental change, under certain circumstances, the Company will provide for a make whole amount by increasing, for the time period described herein, the conversion rate by a number of additional shares for any conversion of the 3.25% Notes in connection with such fundamental change transactions. The amount of additional shares will be determined based on the price paid per share of the Company’s common stock in the transaction constituting a fundamental change and the effective date of such transaction. This make whole premium feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at December 31, 2006.

3 1/2% Convertible Senior Subordinated Notes Due 2023 (3 1/2% Notes)

On June 24, 2003, the Company issued $140.0 million of 3 1/2% Notes due April 15, 2023. Interest on the 3 1/2% Notes was payable on April 15 and October 15 of each year, commencing on October 15, 2003. The 3 1/2% Notes were convertible into 48.69 shares of AMO’s common stock for each $1,000 principal amount of 3 1/2% Notes (conversion price of $20.54 per share), subject to adjustment.

In the quarter ended June 25, 2004, the Company exchanged approximately 5.8 million shares of common stock and approximately $4.6 million in cash for approximately $108.6 million in aggregate principal amount of 3 1/2% Notes in privately negotiated transactions with a limited number of holders (Private Exchanges). The Private Exchanges resulted in an aggregate increase of $216.4 million to common stock and additional paid-in capital. Because the 3 1/2% Notes were not convertible into equity at the time of the Private Exchanges, a non-cash charge of approximately $107.2 million and a cash charge of approximately $4.6 million were recorded. The $107.2 million non-cash charge was comprised of a charge of $89.1 million representing the difference between the fair value of 5.3 million shares of common stock issued in exchange for the notes and the principal amount of notes exchanged and a charge of $18.1 million representing the fair value of 0.5 million shares of common stock issued as a premium. The $4.6 million cash charge represented cash issued as a premium. The Company also recorded a charge of approximately $3.2 million for the write-off of the pro-rata portion of capitalized debt related costs. During the remainder of 2004, the Company exchanged approximately 1.2 million shares of common stock for approximately $22.8 million in aggregate principal amount of 3 1/2% Notes. These exchanges resulted in an increase of $27.6 million to common stock and additional paid-in capital. A non-cash charge of $4.5 million representing the fair value of shares issued as a premium was recorded.

In the second quarter of 2005, the Company exchanged 160,695 shares of common stock for $3.0 million aggregate principal amount of the 3 1/2% Notes in a privately negotiated transaction. The exchange resulted in an increase of $3.5 million to common stock and paid-in capital. A non-cash charge of $0.5 million representing the fair value of shares issued as a premium was recorded. In the fourth quarter of 2005, the Company exchanged 291,760 shares of common stock and approximately $0.4 million in cash for $5.6 million aggregate principal amount of the 3 1/2% Notes in privately negotiated transactions. The exchange resulted in an aggregate increase of $6.6 million to common stock and paid-in capital. A non-cash charge of $1.2 million and a cash charge of $0.2 million representing the fair value of shares issued as a premium were recorded. As a result of the exchanges noted above, all of the 3 1/2% Notes were retired in 2005.

2 1/2% Convertible Senior Subordinated Notes Due 2024 (2 1/2% Notes)

On June 22, 2004, the Company issued $350.0 million of 2 1/2% Notes due July 15, 2024. Interest on the 2 1/2% Notes is payable on January 15 and July 15 of each year, commencing on January 15, 2005. The 2 1/2% Notes are convertible into 19.9045 shares of AMO’s common stock for each $1,000 principal amount of 2 1/2% Notes (conversion price of approximately $50.24 per share), subject to adjustment. The 2 1/2% Notes may be converted, at the option of the holders, on or prior to the final maturity date under certain circumstances, including:

•

during any fiscal quarter commencing after September 24, 2004, if the closing sale price per share of AMO’s common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter;

•

during the five business days after any five consecutive trading day period in which the trading price of the 2 1/2% Notes for each day was less than 95% of the conversion value of the 2 1/2% Notes; provided that holders may not convert their 2 1/2% Notes in reliance on this provision after July 15, 2019, if on any trading day during such trading period the closing sale price per share of AMO’s common stock was between 100% and 130% of the then current conversion price. This conversion tenure represents an embedded derivative. However, based on the de minimis value associated with this feature, no value was assigned at issuance and at December 31, 2006 and 2005;

•

upon the occurrence of specified ratings events with respect to the 2 1/2% Notes. This conversion feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at December 31, 2006 and 2005;

•	if the 2 1/2% Notes have been called for redemption;

•	if a fundamental change occurs; or

•	upon the occurrence of specified corporate events.

Upon conversion, the Company has the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock.

The Company may redeem some or all of the 2 1/2% Notes for cash, on or after January 20, 2010, for a price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, to but excluding the redemption date.

The 2 1/2% Notes contain put options, which may require the Company to repurchase all or a portion of the 2 1/2% Notes on January 15, 2010, July 15, 2014, and July 15, 2019 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest (as described below), if any, to but excluding the repurchase date. The Company may choose to pay the repurchase price in cash, shares of common stock or a combination of cash and shares of common stock.

Under the indenture for the 2 1/2% Notes, the Company may irrevocably elect to satisfy in cash the conversion obligation with respect to the principal amount of the 2 1/2% Notes and the Company made such election prior to December 31, 2004. As such, any future dilutive effect of the 2 1/2% Notes will be calculated under the net share settlement method. As a result of this election, the Company also is required to satisfy in cash its obligations to repurchase any 2 1/2% Notes that holders may put to the Company on January 15, 2010, July 15, 2014 and July 15, 2019.

Beginning with the six-month interest period commencing January 15, 2010, holders of the 2 1/2% Notes will receive contingent interest payments during any six-month interest period if the trading price of the 2 1/2% Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2 1/2% Notes. The contingent interest payable will equal 0.25% of the average trading price of $1,000 principal amount of 2 1/2% Notes during the five trading days immediately preceding the first day of the applicable six-month interest period. This contingent interest payment feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at December 31, 2006 and 2005.

On or prior to January 15, 2010, upon the occurrence of a fundamental change, under certain circumstances, the Company will pay a make whole premium on 2 1/2% Notes converted in connection with, or tendered for repurchase upon, the fundamental change. The make whole premium will be payable, in the same form of consideration into which the Company’s common stock has been exchanged or converted, on the repurchase date for the 2 1/2% Notes after the fundamental change, both for 2 1/2% Notes tendered for repurchase and for 2 1/2% Notes converted in connection with the fundamental change. The amount of the make whole premium, if any, will be based on the Company’s stock price on the effective date of the fundamental change. This make whole premium feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at December 31, 2006 and 2005.

The Company utilizes a convertible bond pricing model and a probability weighted valuation model, as applicable, to determine the fair values of the embedded derivatives noted above.

The proceeds from the June 2004 term loan and a portion of the net proceeds from the 2 1/2% Notes aggregating $450.0 million were used to fund the Pfizer Acquisition. In addition, approximately $80.8 million of the net proceeds from the 2 1/2% Notes were used to consummate the June 2004 tender offer to purchase the remaining $70.0 million aggregate outstanding principal amount of the Company’s 9 1/4% senior subordinated notes and pay the related premium and consent fees. As a result of the purchase of the 9 1/4% senior subordinated notes, the Company recorded a charge of approximately $10.8 million for the premium and consent fees paid and a net gain of $0.7 million for the write-off of capitalized debt related costs and recognition of the realized gain on interest rate swaps.

1.375% Convertible Senior Subordinated Notes Due 2025 (1.375% Notes)

On July 18, 2005, the Company issued $150.0 million of 1.375% Notes due July 1, 2025. Interest on the 1.375% Notes is payable on January 1 and July 1 of each year, commencing on January 1, 2006. The 1.375% Notes are convertible into 21.0084 shares of AMO’s common stock for each $1,000 principal amount of the 1.375% Notes (conversion price of approximately $47.60 per share), subject to adjustment. The 1.375% Notes may be converted, at the option of the holders, into cash or under certain circumstances, cash and shares of AMO’s common stock at any time on or prior to the trading day preceding June 1, 2011, subject to prior redemption or repurchase only during the specified periods under the following circumstances:

•

during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the 1.375% Notes for each day of such measurement period was less than 103% of the conversion value, which equals the product of the closing sales price of AMO’s common stock and the conversion rate then in effect. This conversion feature represents an embedded derivative. Since this feature has no measurable impact on the fair value of the 1.375% Notes and no separate trading market exists for this derivative, the value of the embedded derivative was determined to be de minimis. Accordingly, no value has been assigned at issuance and at December 31, 2006 and 2005;

•	if a fundamental change occurs; or

•	upon the occurrence of specified corporate events.

On and after June 1, 2011, to (and including) the trading day preceding the maturity date, subject to prior redemption or repurchase, the 1.375% Notes will be convertible into cash and, if applicable, shares of AMO’s common stock regardless of the foregoing circumstances.

With respect to each $1,000 principal amount of the 1.375% Notes surrendered for conversion, the Company will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the 1.375% Notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the 1.375% Notes to be converted is greater than the principal return, an amount in shares equal to such aggregate conversion value, less the principal return.

The Company may redeem some or all of the 1.375% Notes for cash, on or after July 6, 2011, for a price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest (as described below), if any, to but excluding the redemption date.

The 1.375% Notes contain put options, which may require the Company to repurchase in cash all or a portion of the 1.375% Notes on July 1, 2011, July 1, 2016, and July 1, 2021 at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest (as described below), if any, to but excluding the repurchase date.

Beginning with the six-month interest period commencing July 1, 2011, holders of the 1.375% Notes will receive contingent interest payments during any six-month interest period if the trading price of the 1.375% Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 1.375% Notes. The contingent interest payable will equal 0.25% of the average trading price of $1,000 principal amount of the 1.375% Notes during the five trading days immediately preceding the first day of the applicable six-month interest period. This contingent interest payment feature represents an embedded derivative. Since this feature has no measurable impact on the fair value of the 1.375% Notes and no separate trading market exists for this derivative, the value of the embedded derivative was determined to be de minimis. Accordingly, no value was assigned at issuance and at December 31, 2006 and 2005.

On or prior to July 1, 2011, upon the occurrence of a fundamental change, under certain circumstances, the Company will provide for a make whole amount by increasing, for the time period described herein, the conversion rate by a number of additional shares for any conversion of the 1.375% Notes in connection with such fundamental change transactions. The amount of additional shares will be determined based on the price paid per share of AMO’s common stock in the transaction constituting a fundamental change and the effective date of such transaction. This make whole premium feature represents an embedded derivative. Since this feature has no measurable impact on the fair value of the 1.375% Notes and no separate trading market exists for this derivative, the value of the embedded derivative was determined to be de minimis. Accordingly, no value has been assigned at issuance and at December 31, 2006 and 2005.

As of December 31, 2006, the aggregate maturities of total long-term debt of $851.1 million are due after 2011.

Note 7: Financial Instruments

In the normal course of business, the Company’s operations are exposed to risks associated with fluctuations in interest rates and foreign currency exchange rates. The Company addresses these risks through controlled risk management that may include the use of derivative financial instruments to economically hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

The Company enters into derivative financial instruments with major financial institutions that have at least an “A” or equivalent credit rating. The Company has not experienced any losses on its derivative financial instruments to date due to credit risk and management believes that such risk is remote.

Interest Rate Risk Management

At December 31, 2006, the Company’s debt is comprised primarily of domestic borrowings of $851.1 million fixed rate debt.

In July 2004, the Company entered into an interest rate swap agreement, which effectively converted the interest rate on $125.0 million of term loan borrowings from a floating rate to a fixed rate. This interest rate swap qualified as a cash flow hedge and would have matured in July 2006. In April 2005, the Company terminated the interest rate swap. Upon termination, the Company received approximately $0.8 million and included the related net gain of approximately $0.5 million, which includes the accrued but unpaid net amount between the Company and the swap counterparty, as a component of accumulated other comprehensive income in the second quarter of 2005. As a result of the repayment of the term loan in July 2005, the gain on the interest rate swap of $0.8 million was fully recognized as a reduction to the interest expense in the third quarter of 2005. At December 31, 2006, there are no outstanding interest rate swaps.

Foreign Exchange Risk Management

The Company enters into foreign exchange option and forward contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business operations. Accordingly, the Company enters into contracts which change in value as foreign exchange rates change to economically offset the effect of changes in value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign exchange option and forward contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. These derivative instruments are not designated as accounting hedges.

The Company uses foreign currency option contracts, which provide for the sale of foreign currencies to offset foreign currency exposures expected to arise in the normal course of the Company’s business. While these instruments are subject to fluctuations in value, such fluctuations are anticipated to offset changes in the value of the underlying exposures. The principal currencies subject to this process are the Japanese yen and the euro. The foreign exchange forward contracts are entered into to protect the value of foreign currency denominated monetary assets and liabilities and the changes in the fair value of the foreign currency forward contracts were economically designed to offset the changes in the revaluation of the foreign currency denominated monetary assets and liabilities. These forward contracts are denominated in currencies which represent material exposures. The changes in the fair value of foreign currency option and forward contracts are recorded through earnings as “Unrealized loss (gain) loss on derivative instruments” while any realized gains or losses on expired contracts are recorded through earnings as “Other, net” in the accompanying consolidated statements of operations. Any premium cost of purchased foreign exchange option contracts are recorded in “Other current assets” and amortized over the life of the options.

The following table provides information about our foreign currency derivative financial instruments outstanding as of December 31, 2006 and 2005, respectively. The information is provided in U.S. dollar amounts, as presented in our consolidated financial statements.

	December 31, 2006		December 31, 2005
	Notional Amount	Average Contract or Strike Rate	Notional Amount	Average Contract or Strike Rate
	(in $ millions)		(in $ millions)
Foreign currency forward contracts:
Receive US$/Pay Foreign Currency:
Swedish Krona	$8.8	6.85	$31.5	7.94
U.K. Pound	—	—	5.2	1.72
Canadian Dollar	9.5	1.16	—	—
Australia Dollar	7.1	1.27	—	—
Swiss Franc	—	—	1.5	1.31
Japanese Yen	7.1	118.8	—	—
Pay US$/Receive Foreign Currency:
Japanese Yen	—	—	3.0	117.45
Euro	—	—	5.9	1.19
Swiss Franc	3.7	1.22	—	—
Canadian Dollar	—	—	3.4	1.17
Australia Dollar	—	—	2.9	0.73

Total Notional	$36.2		$53.4

Estimated Fair Value	$—		$—

Foreign currency purchased put options:
Japanese Yen	$72.0	118.00	$66.2	117.83
Euro	50.8	1.24	40.2	1.18
Foreign currency sold call options:
Japanese Yen	81.3	104.50	60.0	106.60
Euro	53.1	1.29	43.0	1.26

Total Notional	$257.2		$209.4

Estimated Fair Value	$(0.6)		$1.1

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of the Company’s exposure to market loss. The estimate of fair value is based on applicable and commonly used prevailing financial market information as of December 31, 2006 and 2005, respectively. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

The impact of foreign exchange risk management transactions on income was a net realized gain (loss) of $2.3 million, $(2.0) million and $(1.9) million in 2006, 2005 and 2004, respectively, which are recorded in “Other, net” in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

At December 31, 2006 and 2005, the Company’s financial instruments included cash and equivalents, trade receivables, accounts payable and borrowings. The carrying amount of cash and equivalents, trade receivables and accounts payable approximates fair value due to the short-term maturities of these instruments. The fair value of long-term debt was estimated based on quoted market prices at year-end.

The carrying amount and estimated fair value of the Company’s financial instruments at December 31 were as follows (in thousands):

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Current portion of long-term debt and short-term borrowings	$—	$—	$60,000	$60,000
Long-term debt	851,105	794,226	500,000	527,653

Note 8: Related Party Transactions

Prior to June 29, 2002, the Company entered into several agreements with Allergan in connection with, among other things, transitional services, employee matters, manufacturing and tax sharing. These agreements generally required the Company to indefinitely indemnify Allergan from liabilities related to the business contributed to AMO.

The transitional services agreement set forth charges generally intended to allow Allergan to fully recover the allocated costs of providing certain services, plus all out-of-pocket expenses, except that AMO paid to Allergan a commission related to AMO products that were sold by Allergan during the transition period. The Company recovered costs from Allergan in a similar manner for services provided by AMO. All transitional services under the transitional services agreement have terminated.

Under the manufacturing agreement, which ended on June 29, 2005, Allergan manufactured certain eye care products and VITRAX viscoelastics from the date of the June 29, 2002 spin-off. The Company purchased these products from Allergan at a price equal to Allergan’s fully allocated costs plus 10%. During 2005 and 2004, the Company purchased $41.9 million and $89.3 million, respectively, of product from Allergan. On an annual basis, a pricing “true up” calculation was performed during the first calendar quarter. This “true up” calculation was based upon the actual volume of products shipped by Allergan to AMO during the preceding year versus the forecasted volume submitted by AMO that was used to calculate the invoiced prices. During the year, the Company periodically reviewed the volume of purchases and accrued for estimated shortfalls, if any. The Company received $0.8 million from Allergan in October 2005 as the final “true-up” amount for the six months ended June 29, 2005.

The following table summarizes the charges from Allergan for the above-mentioned transitional services for 2005 and 2004 (in thousands):

	2005	2004
Selling, general and administrative expenses, net of $921 and $1,165 charged to Allergan	$—	$(198)
Research and development	—	185
Manufacturing “true up” payment (receipt), net	(637)	233

As of December 31, 2006, an interest-free relocation loan of $0.5 million, collateralized by real property, was outstanding from the chief executive officer. The principal amount of the loan is payable upon the earlier to occur of (a) 60 days following the chief executive officer’s termination of employment; (b) the date of the sale or other transfer of the property or (c) July 3, 2007. This relocation loan is evidenced by a promissory note dated July 3, 2002, prior to the adoption of the Sarbanes-Oxley Act of 2002.

Note 9: Income Taxes

The Company’s income before provision for income taxes was generated from the United States and international operations as follows:

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Earnings (loss) before income taxes:
U.S.	$87,803	$(497,583)	$(105,537)
Foreign	57,013	57,286	(15,679)

Earnings (loss) before income taxes	$144,816	$(440,297)	$(121,216)

The Company’s provision for income taxes consists of the following:

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Income tax expense:
Current
U.S. federal	$25,413	$130	$8,780
Foreign	8,723	17,846	15,739
U.S. state and Puerto Rico	1,224	28	372

Total current	35,360	18,004	24,891

Deferred:
U.S. federal	25,646	(903)	(13,286)
Foreign	1,201	(3,062)	(2,665)
U.S. state and Puerto Rico	3,138	(1,139)	(786)

Total deferred	29,985	(5,104)	(16,737)

Total	$65,345	$12,900	$8,154

The reconciliations of the U.S. federal statutory tax rate to the Company’s effective tax rate are as follows:

	Year Ended December 31,
	2006	2005	2004
Statutory rate of tax expense	35.0%	(35.0)%	(35.0)%
State taxes, net of U.S. tax benefit	1.6	(0.3)	(1.5)
In-process research and development charges	—	39.0	8.1
Convertible note exchanges	1.9	0.1	31.2
Other permanent items	(0.8)	(2.4)	1.5
Foreign income, including U.S. tax effect of foreign earnings and dividends, net of foreign tax credits	6.3	2.1	—
Net change in valuation allowance	0.6	(0.4)	1.5
Other	0.5	(0.3)	0.9

Effective tax rate	45.1%	2.8%	6.7%

Temporary differences and carryforwards, which give rise to a significant portion of deferred tax assets and liabilities at December 31, 2006 and 2005, were as follows:

	As of December 31,
	2006	2005
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$4,013	$23,265
Reserves and accrued expenses	3,685	6,854
Capitalized expenses	1,937	204
Intercompany profit in inventory	7,029	12,281
Net benefit on foreign earnings, including foreign tax credits	11,984	26,220
Federal and State tax credits	3,142	3,691
Inventory reserves and variances	5,726	4,932
Fixed assets, net of accumulated depreciation	644	—
All other	4,698	5,123

	42,858	82,570
Less: valuation allowance	(8,645)	(7,913)

Total deferred tax asset	34,213	74,657

Deferred tax liabilities
Capitalized intangible assets	164,054	175,420
Fixed assets, net of accumulated depreciation	—	1,104
All other	2,321	1,775

Total deferred tax liabilities	166,375	178,299

Net deferred tax liability	$(132,162)	$(103,642)

Deferred taxes have been provided for U.S. federal and state income taxes and anticipated foreign withholding taxes on undistributed earnings of non-U.S. subsidiaries.

During 2006, the Company utilized approximately $50.0 million and $8.2 million of federal and various state tax net operating losses, respectively. As of December 31, 2006, the Company has approximately $13.2 million of various foreign net operating losses available for carryforward that will begin to expire in 2013 if not utilized.

In addition, as of December 31, 2006, the Company has approximately $19.1 million of foreign tax credit carryforwards that will begin to expire in 2014. Based on the Company’s position that all foreign earnings will be taxed in the U.S. and the projected future earnings of the Company’s foreign subsidiaries, management believes it is “more likely than not” that the Company will realize the benefit of these foreign tax credits.

As of December 31, 2006, the Company has approximately $1.2 million in federal research and development credits which will begin to expire in 2020. In addition, at December 31, 2006, the Company has approximately $1.9 million in various state credits which do not expire.

In 2006, a valuation allowance has been provided on certain foreign tax loss carryforwards ($3.9 million), certain foreign deferred tax assets ($1.5 million) and certain U.S. long-term deferred tax assets ($3.2 million) as ultimate utilization is less than more likely than not. In 2005, a valuation allowance had been provided on certain foreign tax loss carryforwards ($5.6 million) and certain U.S. long-term deferred tax assets ($2.3 million) as ultimate utilization is less than more likely than not.

The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. At December 31, 2006 management believes that it is “more likely than not” that it will realize the benefit of its deferred tax assets. The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in the applicable taxing jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings.

The American Jobs Creation Act of 2004 (the “Act”), signed into law in October 2004, allowed companies to elect to repatriate cash into the United States in 2005 at a special, temporary effective tax rate of 5.25 percent. On December 6, 2005, the Board of Directors approved management’s plan for reinvestment and repatriation of specific foreign earnings under the Act. The Company repatriated $48.6 million under the provisions of the Act. Since the Company provides taxes currently on foreign earnings, the election of this provision enabled the Company to realize a tax benefit of $5.7 million in the fourth quarter of 2005.

During 2005, the Company realized final adjustments to accrued, pre-spin-off taxes attributable to its business and payable to Allergan pursuant to a tax sharing agreement. These adjustments included a $1.4 million benefit from the resolution of a discrete item in the third quarter, which was recorded in the income tax provision.

The Company records a liability for potential tax assessments based on its estimate of the potential exposure. New laws and new interpretations of laws and rulings by tax authorities may affect the liability for potential tax assessments. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from estimates. To the extent the Company’s estimates differ from actual payments or assessments, income tax expense is adjusted. The Company’s income tax returns in several locations are being examined by the local taxation authorities. Management believes that adequate amounts of tax and related interest, if any, have been provided for any adjustments that may result from these examinations.

Note 10: Employee Retirement and Other Benefit Plans

Pension and Postretirement Benefit Plans

The Company sponsors defined benefit pension plans in Japan and in certain European countries.

Components of net periodic benefit cost under the Japan and European pension plans in 2006, 2005 and 2004 were as follows (in thousands):

	2006	2005	2004
Service cost	$2,304	$1,822	$1,815
Interest cost	557	471	467
Expected return on plan assets	(225)	(207)	(197)
Amortization of transition amount	—	—	2
Amortization of prior service cost	55	63	63
Recognized net actuarial loss	43	—	36
Recognized curtailment gain	(530)	—	—
Recognized settlement gain	(13)	—	—

Net periodic benefit cost	$2,191	$2,149	$2,186

The weighted-average assumptions used to determine net periodic benefit costs were as follows:

	2006	2005	2004
Discount rate:
Japan	2.00%	2.00%	1.80%
European plans	4.25%	5.25%	5.50%
Expected return on plan assets:
Japan	2.30%	2.50%	3.00%
European plans (unfunded plans)	N/A	N/A	N/A
Rate of compensation increase:
Japan	3.00%	3.00%	3.00%
European plans	3.50%	3.00%	3.30%

As discussed in Note 2, the Company adopted SFAS No. 158 as of December 31, 2006. SFAS No. 158 requires that the Company recognize on a prospective basis the funded status of its defined benefit pension plans on the consolidated balance sheet and recognize as a component of accumulated other comprehensive income (loss), net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. The impact of the adoption of the new accounting standard in 2006 was not significant.

Components of the change in benefit obligation, change in plan assets and funded status for the Company’s defined benefit pension plans for December 31, 2006, and 2005 were as follows (in thousands):

	2006	2005
Change in benefit obligation:
Benefit obligation, beginning of period	$18,608	$16,170
Service cost	2,304	1,822
Interest cost	557	471
Plan curtailments	(1,004)	—
Plan settlement	(2,830)	—
Actuarial loss	1,278	2,665
Benefits paid	(44)	(166)
Impact of foreign currency translation	961	(2,354)

Benefit obligation, end of period	$19,830	$18,608

Change in plan assets:
Fair value of plan assets, beginning of period	$9,819	$8,041
Actual return on plan assets	1,023	1,348
Company contribution	1,777	1,848
Plan Settlement	(2,830)	—
Benefits paid	(44)	(166)
Impact of foreign currency translation	(106)	(1,252)

Fair value of plan assets, end of period	$9,639	$9,819

Funded status of plans	(10,191)	(8,789)
Unrecognized net actuarial loss	—	1,799
Unrecognized prior service cost	—	340
Fourth quarter contributions	(559)	517

Accrued benefit cost	$(10,750)	$(6,133)

The funded status of the pension benefits presented was measured as of September 30. The Company adopted this measurement date to conform to its internal cost management systems. Assumptions used in determining benefit obligations are as follows:

	2006	2005
Discount rate:
Japan	2.20%	2.00%
European plans	4.50%	4.25%
Rate of compensation increase:
Japan	3.00%	3.00%
European plans	3.50%	3.50%

The accumulated benefit obligation for the defined benefit plans was $13.1 million and $12.8 million at December 31, 2006 and 2005, respectively.

There are no assets in the European plans. The Japan pension plan asset allocation as of the measurement date (September 30) and the target asset allocation, presented as a percentage of total Japan pension plan assets, were as follows:

	2006	2005	Target Allocation
Equity securities	56.7%	51.4%	45-55%
Debt securities	36.5%	42.5%	45-55%
Cash	2.0%	0.0%	0%
Other	4.8%	6.1%	5-10%

Total	100.0%	100.0%

As of September 30, 2006, the Japan plan assets are invested using a passive investment strategy. Asset allocations and investment performance is reviewed by the Benefits Committee with a view to ensuring that sufficient liquidity will be available to meet expected cash flow requirements. The expected long-term rate of return on plan assets assumption is based on numerous factors including historical rates of return, long-term inflation assumptions, current and future financial market conditions and expected asset allocation.

The Company expects to contribute $1.0 million to its defined benefit plans in 2007.

The following estimated future benefit payments are expected to be paid in the years indicated (in thousands):

Year	Amount
2007	$261
2008	276
2009	374
2010	296
2011	349
2012-2015	3,648

Savings and Investment Plan

AMO employees in the U.S. and Puerto Rico are eligible to participate in the Advanced Medical Optics, Inc. 401(k) Plan (the Plan). Under the Plan, participants’ contributions, up to 8% of compensation, qualify for a 50% Company match. Participants are immediately vested in their contributions and are 100% vested in Company contributions after three years of service. The Company also provides an annual profit sharing contribution. Participants vest ratably over five years in the Company’s profit sharing contributions. The Company contributed $9.1 million, $6.7 million and $5.4 million in 2006, 2005 and 2004, respectively, to the Plan.

Note 11: Common Stock

The Company has an incentive compensation plan that provides for the granting of stock options, restricted stock, restricted stock unit and other stock-based incentive awards to directors, employees and consultants. Options granted to employees become exercisable 25% per year beginning twelve months after the date of grant and have a ten year term. A total of 5,000,000 shares of common stock have been authorized for issuance under the incentive compensation plan.

On June 24, 2002, the Company adopted a stockholders’ rights plan to protect stockholders’ rights in the event of a proposed or actual acquisition of 15% or more of the outstanding shares of the Company’s common stock. As part of this plan, each share of the Company’s common stock carries a right to purchase one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, subject to adjustment, which becomes exercisable only upon the occurrence of certain events. The rights are subject to redemption at the option of the Board of Directors at a price of $0.01 per right until the occurrence of certain events. The rights expire on June 24, 2012, unless earlier redeemed or exchanged by the Company.

In addition, the Company entered into an accelerated share repurchase arrangement with a third party to use the proceeds from the issuance of the 3.25% Notes to purchase $500.0 million of AMO common stock at a volume weighted price per share over the term of the agreement. During 2006, the third party had delivered to the Company in the aggregate, 10.5 million shares of AMO common stock. The impact of the shares received under this arrangement in 2006 reduced stockholders’ equity by $500.0 million, which included $0.1 million for the par value of Common Stock, additional paid-in capital of $247.2 million and accumulated deficit of $252.7 million. Repurchased shares were retired upon delivery to the Company.

Stock-Based Compensation

AMO has an Incentive Compensation Plan (ICP) that provides for the granting of stock options, restricted stock and restricted stock units to directors, employees and consultants. The Company has two Employee Stock Purchase Plans (ESPP) for United States and international employees, respectively, which allow employees to purchase AMO common stock. A total of 5 million shares of common stock have been authorized for issuance under the ICP. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R) as discussed below.

Stock-Based Compensation Expense

Total stock-based compensation expense included in the consolidated statements of operations for the year ended December 31, 2006 is as follows (in thousands):

Year Ended December 31, 2006
Cost of sales	$2,251

Operating Expenses— Research and development	2,152
Selling, general and administrative	14,831

16,983

Pre-tax expense	19,234
Income tax benefit	(6,323)

Net of tax expense	$12,911

At December 31, 2006, total pre-tax compensation costs related to unvested stock-based awards granted to employees and directors under the Company’s ICP and ESPP which are not yet recognized were approximately $28.8 million, net of estimated forfeitures. These costs are expected to be recognized over a weighted-average period of 2.75 years.

Net cash proceeds from the exercise of stock options were approximately $37.3 million for the year ended December 31, 2006. In accordance with SFAS 123R, the cash flows resulting from excess tax benefits (tax benefits related to the excess of proceeds from employee exercises of stock options over the stock-based compensation cost recognized for those options) are classified as financing cash flows in the Company’s consolidated statement of cash flows. During the year ended December 31, 2006, the Company recorded $6.7 million of excess tax benefits as a financing cash inflow. The Company issues new shares to satisfy option exercises.

Determining Fair Value

Valuation Method—The Company estimates the fair value of stock options granted and ESPP purchase rights using the Black-Scholes option-pricing model and a single option award approach.

Expected Term—The expected term represents the period the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience with similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards.

Expected Volatility—The computation of expected volatility is based on a combination of historical and market-based implied volatility. Implied volatility is based on publicly traded options of the Company’s common stock with a term of one year or greater.

Risk-Free Interest Rate—The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available on U.S. Treasury securities with an equivalent remaining term.

Expected Dividend—No dividends are expected to be paid.

Estimated Forfeitures—When estimating forfeitures, the Company considers voluntary termination behavior as well as analysis of actual option forfeitures.

The fair value of the Company’s stock-based compensation granted to employees for the year ended December 31, 2006 was estimated using the following weighted-average assumptions:

	Stock Options	Employee Stock Purchase Plans
Expected life in years	6.1	0.5
Expected volatility	29%	27%
Risk-free interest rate	5%	5%
Expected dividends	—	—

The weighted average fair value of options granted under the ICP was $17.68 for the year ended December 31, 2006. Under the ESPP, the weighted average fair value of grants was $9.56 for the year ended December 31, 2006.

Stock Options

Stock options granted to employees are generally exercisable at a price equal to the fair market value of the common stock on the date of the grant and vest at a rate of 25% per year beginning twelve months after the date of grant. Grants under these plans expire ten years from the date of grant.

The following is a summary of stock option activity (in thousands, except per share amounts):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2005	8,858	$22.79
Granted	679	45.31
Exercised	(1,799)	20.73
Forfeitures and cancellations	(96)	33.16
Expirations	(14)	23.25

Outstanding at December 31, 2006	7,628	$25.16	6.28	$76,743

Vested and expected to vest at December 31, 2006	7,519	$24.97	6.29	$76,913

Exercisable at December 31, 2006	5,348	$19.81	5.46	$82,293

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for the options that were in-the-money at December 31, 2006. During the year ended December 31, 2006, the aggregate intrinsic value of options exercised under the Company’s stock option plans was $43.1 million determined as of the date of option exercise.

The following table summarizes information regarding options outstanding and options exercisable at December 31, 2006:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Options	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$ 5.00—$ 9.99	1,865,604	4.89	$8.71	1,865,604	$8.71
$10.00—$17.99	1,271,618	5.00	13.81	1,120,026	13.81
$18.00—$27.99	700,251	4.48	24.69	694,251	24.70
$28.00—$33.99	1,561,816	1.93	32.65	1,058,424	32.15
$34.00—$50.99	2,228,510	8.28	40.28	609,774	37.84

Employee Stock Purchase Plans

Under the ESPP, eligible employees may authorize payroll deductions of up to 10% of their regular base salary to purchase shares at the lower of 85% of the closing price of the Company’s common stock on the first or last day of the six-month purchase period. In the second quarter of 2006, 78,000 shares of common stock were issued under the ESPP in the aggregate amount of $2.4 million and 72,637 shares of common stock were issued under the ESPP in the aggregate amount of $2.5 million as of the most recent purchase period ended on October 31, 2006. As of December 31, 2006 employee withholdings under the ESPP aggregated $0.6 million.

Restricted Stock

Restricted stock awards are granted at a price equal to the fair market value of the common stock on the date of the grant, subject to forfeiture if employment terminates prior to the release of restrictions, which is generally three years from the date of grant. During this restriction period, ownership of the shares cannot be transferred. Restricted stock has the same cash dividend and voting rights as other common stock and is considered to be currently issued and outstanding. The cost of the awards, determined to be the fair market value of the shares at the date of grant, is expensed ratably over the period the restrictions lapse.

The following table summarizes the restricted stock award activity for the year ended December 31, 2006 (in thousands, except per share amounts):

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested stock at December 31, 2005	101	$38.79
Granted	286	45.30
Vested	(36)	38.23
Forfeited	(13)	42.57

Nonvested stock at December 31, 2006	338	$44.19

Performance-Based Awards

In February 2006, the Company’s Board of Directors approved a 2006 performance award program under the Company’s incentive compensation plan (the 2006 Program), which provides the opportunity for certain executives to earn long-term incentive compensation awards based upon specified measures. The potential maximum aggregate award value for the 2006 program was $2.7 million. The award determination was based upon the Total Shareholder Return (TSR) (the increase or decrease in the Company’s common stock price) over a two-year period beginning January 1, 2005 compared to a peer group composed of various entities within the bio-technology and medical device industries. Awards would have been determined to be earned if the Company’s TSR was in excess of the 50th percentile of the peer group. When the TSR equals the 75th percentile of the peer group, the maximum amount would have been earned. Awards were to be settled in a number of restricted stock shares or units equal to the value of the award amount divided by the fair market value of the Company’s common stock on the date the performance criteria is deemed to have been met. The restricted stock shares or units will have the same terms and conditions as other restricted shares or units issued under the Company’s ICP. The estimated fair value of the 2006 Program was $0.8 million on the grant date using a lattice-based valuation model. Since the specified measures were not achieved, no awards of stock or units were granted and no compensation expense was recognized in 2006.

Pro-forma Disclosures under SFAS 123 for Periods Prior to Fiscal 2006

The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation during the years ended December 31, 2005 and 2004 (in thousands, except per share amounts):

	2005	2004
Net loss:
As reported:	$(453,197)	$(129,370)
Stock-based compensation expense included in reported net earnings , net of tax	834	99
Stock-based compensation expense determined under fair value based method, net of tax	(11,800)	(7,117)

Pro forma net loss	$(464,163)	$(136,388)

Loss per share:
As reported:
Basic	$(8.28)	$(3.89)

Diluted	$(8.28)	$(3.89)

Pro forma:
Basic	$(8.48)	$(4.10)

Diluted	$(8.48)	$(4.10)

For the purpose of the weighted-average estimated fair value calculations, the fair value of the Company’s stock-based compensation granted to employees for the years ended December 31, 2005 and 2004 was estimated using the following weighted-average assumptions:

	Stock Options		ESPP
	2005	2004	2005	2004
Expected life (in years)	5.0	4.9	0.5	0.5
Expected volatility	36.0%	42.3%	35.3%	37.3%
Risk-free interest rate	3.8%	3.8%	3.9%	1.2%
Expected dividends	—	—	—	—

The weighted average fair value of options granted under the ICP was $14.52 and $14.05 for the years ended December 31, 2005 and 2004, respectively. Under the ESPP, the weighted average fair value of grants was $9.09 and $6.35 for the years ended December 31, 2005 and 2004, respectively.

Note 12: Earnings Per Share

Basic earnings per share is calculated by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by adjusting net earnings and the weighted average outstanding shares, assuming the conversion of all potentially dilutive convertible securities, stock options and stock purchase plan awards.

The table below presents the computation of basic and diluted earnings (loss) per share for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(in thousands, except per share amounts)
Basic and diluted net earnings (loss)	$79,471	$(453,197)	$(129,370)

Basic common shares outstanding	63,383	54,764	33,284
Effect of dilutive securities:
Stock options and awards	2,188	—	—

Diluted common shares outstanding	65,571	54,764	33,284

Basic earnings (loss) per share	$1.25	$(8.28)	$(3.89)

Diluted earnings (loss) per share	$1.21	$(8.28)	$(3.89)

For 2006, options to purchase 284,000 shares of common stock were excluded as the effect would be anti-dilutive. For 2005, the dilutive effect of stock options and stock purchase plan awards of approximately 2,674,000 shares and the dilutive effect of the 3  1/2% Notes of approximately 290,000 shares have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive. For 2004, the dilutive effect of stock options and stock purchase plan awards of approximately 2,125,000 shares and the dilutive effect of the 3  1/2% Notes of approximately 3,559,000 shares have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive.

The Company will settle in cash the principal amount of the 3.25% Notes, 2  1/2% Notes and the 1.375% Notes. In addition, there were no potentially diluted common shares associated with the 3.25% Notes, 2  1/2% Notes and the 1.375% Notes as the Company’s year end stock price was less than the conversion prices of the notes.

Note 13: Commitments and Contingencies

The Company leases certain facilities, office equipment and automobiles and provides for payment of taxes, insurance and other charges on certain of these leases. Rental expense was $17.6 million, $17.8 million, and $20.4 million in 2006, 2005 and 2004, respectively.

Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of December 31, 2006, are as follows: $16.1 million in 2007; $10.9 million in 2008; $6.1 million in 2009; $4.3 million in 2010; $3.9 million in 2011 and $21.8 million thereafter.

In August 2002, the Company entered into an information technology services outsourcing agreement expiring in November 2007. Future annual payments under this agreement are $3.6 million in 2007.

The Company recognized a net gain on legal contingencies of $96.9 million in 2006, primarily from settlement of pending patent litigation, net of costs incurred. On July 7, 2006, the Company entered into a settlement agreement with Alcon, Inc., Alcon Laboratories, Inc., and Alcon Manufacturing Ltd. (collectively, “Alcon”) regarding all pending patent litigation between AMO and Alcon. The settlement required Alcon to pay AMO a lump-sum payment of $121 million which was received in July 2006 and was accounted for in the third quarter. The parties agreed to dismiss all pending patent litigation in Delaware and Texas, agreed not to sue each other regarding the patents at issue in those cases, and cross-licensed patents covering existing features of commercially available phacoemulsification products.

On January 4, 2005, Dr. James Nielsen filed a complaint against the Company and Allergan, Inc. in the U.S. District Court of the Northern District of Texas, Dallas Division, for infringement of U.S. Patent No. 5,158,572. Dr. Nielsen alleges that the Company’s Array multifocal intraocular lens infringes the patent. He is seeking damages and a permanent injunction. The trial in this matter was scheduled to begin on November 6, 2006, but this date has been vacated. A new trial date has not yet been scheduled.

The Company does not believe, based on current knowledge, that the foregoing legal proceeding is likely to have a material adverse effect on its financial position, results of operations or cash flows. However, the Company may incur substantial expenses in defending against third party claims. In the event of a determination adverse to the Company or its subsidiaries, the Company may incur substantial monetary liability, and be required to change its business practices. Either of these could have a material adverse effect on the Company’s financial position, results of operations or cash flows.

While the Company is involved from time to time in litigation arising in the ordinary course of business, including product liability claims, the Company is not currently aware of any other actions against AMO or Allergan relating to the optical medical device business that the Company believes would have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows. The Company may be subject to future litigation and infringement claims, which could cause the Company to incur significant expenses or prevent the Company from selling its products. The Company operates in an industry susceptible to significant product liability claims. Product liability claims may be asserted against AMO in the future arising out of events not known to the Company at the present time. Under the terms of the contribution and distribution agreement effecting the spin-off, Allergan agreed to assume responsibility for, and to indemnify AMO against, all current and future litigation relating to its retained businesses and the Company agreed to assume responsibility for, and to indemnify Allergan against, all current and future litigation related to the optical medical device business.

Note 14: Business Segment Information

The operating segments are segments for which separate financial information is available and upon which operating results are evaluated on a timely basis to assess performance and to allocate resources.

Through 2005, the Company’s reportable segments were based on geographic regions which comprised the Americas, which included North and South America, Europe/Africa/Middle East, Japan and Asia Pacific, which excluded Japan and included New Zealand and Australia. Effective January 1, 2006, the Company’s has reorganized its reportable segments to reflect the way it manages its business, represented by its three business units: Cataract/Implant, Laser Vision Correction and Eye Care. Sales and operating results for the prior period have been conformed to reflect the current period presentation of reportable segments. The cataract/implant segment markets four key products required for cataract surgery — foldable intraocular lenses, or IOLs, implantation systems, phacoemulsification systems and viscoelastics. The laser vision correction segment markets laser systems, diagnostic devices, treatment cards and microkeratomes for use in laser eye surgery. Sales of microkeratomes were included in the cataract/implant segment in 2004 and were not significant. The eye care segment provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners, contact lens rewetting drops and, in Europe and Asia, contact lenses.

The Company evaluates segment performance based on operating income (loss) excluding certain costs such as business repositioning costs, non-recurring acquisition related costs and stock-based compensation expense. Research and development costs, manufacturing operations and related variances, inventory provision/repricing costs and supply chain costs are managed on a global basis and are considered corporate costs. The Company presents the measure which management believes is determined in accordance with the measurement principles consistent with those used in measuring the corresponding amounts in the consolidated financial statements. Because operating segments are generally defined by the products they manufacture and sell, they do not make sales to each other. Depreciation and amortization, excluding amortization of intangible assets, related to the manufacturing of goods is included in operating income. The Company does not discretely allocate assets to its operating segments, nor does the Company’s chief operating decision maker evaluate operating segments using discrete asset information.

	Net Sales			Operating Income
(In thousands)	2006	2005	2004	2006	2005	2004
Operating segments:
Cataract/Implant	$519,025	$497,191	$413,422	$266,729	$212,879	$122,267
Laser Vision Correction	216,876	122,615	—	130,848	66,375	—
Eye Care	261,595	300,867	328,677	104,187	106,023	130,008

Total segments	997,496	920,673	742,099	501,764	385,277	252,275
Manufacturing operations	—	—	—	(24,061)	(17,291)	(20,105)
Research and development	—	—	—	(66,099)	(61,646)	(45,616)
In-process research and development	—	—	—	—	(490,750)	(28,100)
Business repositioning	—	—	—	(62,661)	(42,265)	—
Global supply chain	—	—	—	(61,330)	(48,118)	(37,758)
General corporate	—	—	—	(89,864)	(136,534)	(87,674)

Total	$997,496	$920,673	$742,099	$197,749	$(411,327)	$33,022

Depreciation and amortization expense by segment comprised the following (in thousands):

	Depreciation and Amortization
(In thousands)	2006	2005	2004
Cataract/Implant	$6,431	$7,457	$5,270
Laser Vision Correction	4,908	2,971	—
Eye Care	128	218	255

Total segments	11,467	10,646	5,525
Manufacturing operations	23,916	20,717	13,544
General corporate	35,215	20,225	4,547

Total	$70,598	$51,588	$23,616

Geographic Area Information

	Net Sales
(In thousands)	2006	2005	2004
United States:
Cataract/Implant	$172,157	$148,563	$134,247
Laser Vision Correction	167,228	97,524	—
Eye Care	75,877	56,403	52,635

Total United States	415,262	302,490	186,882

Americas, excluding United States:
Cataract/Implant	34,882	26,643	20,139
Laser Vision Correction	9,419	4,062	—
Eye Care	12,268	10,904	10,562

Total Americas, excluding United States	56,569	41,609	30,701

Europe/Africa/Middle East:
Cataract/Implant	189,845	193,204	152,917
Laser Vision Correction	17,125	9,465	—
Eye Care	82,234	95,926	103,806

Total Europe/Africa/Middle East	289,204	298,595	263,723

Japan:
Cataract/Implant	71,271	75,095	62,856
Laser Vision Correction	4,667	2,599	—
Eye Care	62,722	96,595	128,679

Total Japan	138,660	174,289	191,535

Asia Pacific:
Cataract/Implant	50,870	53,686	36,263
Laser Vision Correction	18,437	8,965	—
Eye Care	28,494	41,039	32,995

Total Asia Pacific	97,801	103,690	69,258

Total	$997,496	$920,673	$742,099

The United States information is presented separately as it is the Company’s headquarters country, and U.S. sales represented 41.6%, 32.9% and 25.2% of total net sales for the years ended December 31, 2006, 2005 and 2004, respectively. Additionally, sales in Japan represented 13.9%, 18.9% and 25.8% of total net sales for the years ended December 31, 2006, 2005 and 2004, respectively. No other country, or single customer, generated over 10% of total net sales in the periods presented.

	Property, Plant and Equipment			Other Long-Lived Assets
(In thousands)	2006	2005	2004	2006	2005	2004
United States	$25,168	$27,759	$23,885	$50,570	$36,131	$27,901
Americas, excluding United	564	629	120	2,303	2,144	1,817
Europe/Africa/Middle East	88,549	66,017	72,130	8,105	5,980	4,220
Japan	832	1,132	1,965	2,942	3,785	4,618
Asia Pacific	17,643	20,188	20,539	5,445	4,433	3,269

Total	$132,756	$115,725	$118,639	$69,365	$52,473	$41,825

Note 15: Quarterly Results (Unaudited)

	First Quarter(c)	Second Quarter(d)	Third Quarter(e)	Fourth Quarter(f)	Total Year
	(in thousands, except per share data)
2006 (a)
Net sales	$238,228	$257,041	$258,602	$243,625	$997,496
Gross profit	151,393	164,668	163,128	138,982	618,171
Net earnings (loss)	2,629	(2,703)	87,154	(7,609)	79,471
Basic earnings (loss) per share	0.04	(0.04)	1.47	(0.13)	1.25
Diluted earnings (loss) per share	0.04	(0.04)	1.42	(0.13)	1.21

2005 (b)
Net sales	$192,519	$227,092	$248,233	$252,829	$920,673
Gross profit	122,080	139,614	160,781	144,873	567,348
Net earnings (loss)	13,826	(438,115)	(31,215)	2,307	(453,197)
Basic earnings (loss) per share	0.37	(9.53)	(0.47)	0.03	(8.28)
Diluted earnings (loss) per share	0.35	(9.53)	(0.47)	0.03	(8.28)

(a)	Fiscal quarters in 2006 ended on March 31, June 30, September 29 and December 31.
(b)	Fiscal quarters in 2005 ended on March 25, June 24, September 30 and December 31.
(c)	Includes charges of $35.2 million recorded during the first quarter of fiscal 2006, which comprised $3.2 million for inventory provisions and other manufacturing charges associated with discontinued products, $29.3 million related to its current business repositioning initiatives, $2.3 million in other write-offs and $0.4 million in an unrealized loss on derivative instruments.
(d)	Includes charges of $52.7 million recorded during the second quarter of fiscal 2006, which comprised $18.2 million related to the company’s note repurchases, $17.7 million related to current business repositioning initiatives, $14.3 million for inventory provisions, manufacturing and distribution charges related to discontinued products and other charges, and $2.5 million in an unrealized loss on derivative instruments. Includes a $451.5 million in-process research and development charge, debt recapitalization related costs of $2.4 million and $4.7 million in charges associated with recent acquisitions and integrations in the second quarter of fiscal 2005.
(e)	Includes a pre-tax net gain of $102.9 million related to the settlement of legal matters in the third quarter of fiscal 2006. The third-quarter results in fiscal 2006 also included pre-tax net charges of $4.0 million associated with recently completed business rationalization and repositioning initiatives, $3.9 million associated with note repurchases and $2.3 million in an unrealized gain on derivative instruments. Includes a $39.3 million in-process research and development charge, debt recapitalization related charges of $3.8 million, an $8.6 million charge for the termination of a distributor agreement and $9.7 million in charges associated with recent acquisitions and integrations in the third quarter of fiscal 2005 and a $1.4 million benefit from the resolution of a discrete item as the result of final adjustments to accrued, pre-spin-off taxes attributable to the Company’s business and payable to Allergan pursuant to a pre-spin tax sharing agreement.
(f)	As a result of the eye care recall in the fourth quarter of fiscal 2006, eye care sales included approximately $9.5 million in returns. Gross profit was impacted by $19.0 million in returns and costs. In addition, the Company incurred the final $1.2 million in charges associated with business repositioning initiatives in the fourth quarter of fiscal 2006. Includes $42.3 million in charges associated with product rationalization and repositioning initiatives, debt recapitalization related costs of $1.4 million, $4.0 million in charges associated with recent acquisitions and integrations and a tax benefit of $5.7 million for repatriation of foreign earnings in the fourth quarter of fiscal 2005.

Note 16: Pending Acquisition of IntraLase

On January 5, 2007, AMO entered into an agreement with IntraLase Corp. (IntraLase) to acquire IntraLase for approximately $808 million in cash. IntraLase manufactures femtosecond laser systems utilized in LASIK surgery. Under terms of the agreement, approved by the boards of directors of both companies, following the receipt of fairness opinions from their respective financial advisors, AMO will pay $25 in cash per share of IntraLase stock and the individually determined cash value per share of outstanding stock options. AMO has arranged committed financing from a consortium of banks to complete the transaction. AMO expects the transaction to be completed early in the second quarter of 2007. The transaction is subject to IntraLase stockholder approval as well as regulatory approvals and other customary closing conditions.

Note 17: Debt and Guarantor Subsidiaries

In April 2007, the Company issued $250 million of 7½% Senior Subordinated Notes due May 1, 2017 (the 7½% Notes). Interest on the 7½% Notes is payable on May 1 and November 1 of each year, commencing on November 1, 2007. The 7½% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2012 at various redemption prices, together with accrued and unpaid interest and additional interest, if any, to the redemption date. In addition, at any time on or before May 1, 2010, the Company may, at its option and subject to certain requirements, use the cash proceeds from one or more qualified equity offerings by the Company to redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 107.5% of the principal amount, together with accrued and unpaid interest, if any, thereon to the redemption date.

In connection with the issuance of the 7½% Notes, certain of the Company’s subsidiaries (the Guarantor Subsidiaries) jointly, fully, severally and unconditionally guaranteed such Notes. The following presents the condensed consolidating financial information separately for:

i.	Advanced Medical Optics, Inc. (the “Parent Company”), the issuer of the guaranteed obligations;

ii.	Guarantor subsidiaries, on a combined basis, as specified in the Indenture;

iii.	Non-guarantor subsidiaries, on a combined basis, as specified in the Indenture;

iv.	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

v.	Advanced Medical Optics, Inc. and Subsidiaries on a consolidated basis.

Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use by the Parent Company and Guarantor subsidiaries of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.

Condensed Consolidating Balance Sheet – December 31, 2006 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries and Eliminations	Consolidated
Assets:
Cash and equivalents	$344	$1,187	$32,991	$—	$34,522
Trade receivables, net	723	77,906	153,779	—	232,408
Inventories	10,166	106,976	101,498	(91,108)	127,532
Other current assets	70,163	256,612	37,543	(280,637)	83,681

Total current assets	81,396	442,681	325,811	(371,745)	478,143
Property, plant and equipment	15,212	2,620	114,924	—	132,756
Goodwill and intangibles, net	29,673	828,849	501,851	(40,000)	1,320,373
Other assets	29,874	20,870	32,572	(691)	82,625
Investment in subsidiaries	1,638,781	1,203,100	2,162,731	(5,004,612)	—

Total assets	$1,794,936	$2,498,120	$3,137,889	$(5,417,048)	$2,013,897

Liabilities and stockholders’ equity:
Accounts payable and other current liabilities	$58,715	$206,799	$263,012	$(311,073)	$217,453

Total current liabilities	58,715	206,799	263,012	(311,073)	217,453
Long-term debt, net of current portion	851,105	—	—	—	851,105
Other liabilities	169,125	783	59,440	—	229,348

Total liabilities	1,078,945	207,582	322,452	(311,073)	1,297,906
Total stockholders’ equity	715,991	2,290,538	2,815,437	(5,105,975)	715,991

Total liabilities and stockholders’ equity	$1,794,936	$2,498,120	$3,137,889	$(5,417,048)	$2,013,897

Condensed Consolidating Balance Sheet – December 31, 2005 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries and Eliminations	Consolidated
Assets:
Cash and equivalents	$3,106	$985	$36,735	$—	$40,826
Trade receivables, net	1,106	79,272	158,383	—	238,761
Inventories	15,488	56,874	89,553	(57,095)	104,820
Other current assets	59,124	266,781	23,024	(254,331)	94,598

Total current assets	78,824	403,912	307,695	(311,426)	479,005
Property, plant and equipment	16,532	3,044	96,149	—	115,725
Goodwill and intangibles, net	29,673	865,355	464,032	(38,167)	1,320,893
Other assets	50,896	13,464	37,244	(36,505)	65,099
Investment in subsidiaries	1,530,825	1,074,197	2,136,547	(4,741,569)	—

Total assets	$1,706,750	$2,359,972	$3,041,667	$(5,127,667)	$1,980,722

Liabilities and stockholders’ equity:
Current portion of long-term debt	$50,000	$—	$10,000	$—	$60,000
Accounts payable and other current liabilities	118,343	100,852	210,803	(229,882)	200,116

Total current liabilities	168,343	100,852	220,803	(229,882)	260,116
Long-term debt, net of current portion	500,000	—	—	—	500,000
Other liabilities	28,345	157,534	60,879	(36,214)	210,544

Total liabilities	696,688	258,386	281,682	(266,096)	970,660
Total stockholders’ equity	1,010,062	2,101,586	2,759,985	(4,861,571)	1,010,062

Total liabilities and stockholders’ equity	$1,706,750	$2,359,972	$3,041,667	$(5,127,667)	$1,980,722

Condensed Consolidating Statement of Operations – Year ended December 31, 2006 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries and Eliminations	Consolidated
Net sales	$340,490	$608,316	$866,373	$(817,683)	$997,496
Operating costs and expenses:
Cost of sales	200,008	374,669	583,076	(778,428)	379,325
Selling, general and administrative	25,957	156,814	232,264	(10,233)	404,802
Research and development	20,540	16,781	28,778	—	66,099
Business repositioning	10,208	11,404	24,805	—	46,417
Net gain on legal contingencies	(30,927)	—	(65,969)	—	(96,896)

Operating income	114,704	48,648	63,419	(29,022)	197,749
Non-operating expense (income), net	47,436	(2,211)	(97,226)	104,934	52,933
Equity in earnings of subsidiaries	(177,504)	(143,904)	—	321,408	—

Earnings before income taxes	244,772	194,763	160,645	(455,364)	144,816
Provision for income taxes	31,345	23,699	10,301	—	65,345

Net earnings	$213,427	$171,064	$150,344	$(455,364)	$79,471

Condensed Consolidating Statement of Operations – Year ended December 31, 2005 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries and Eliminations	Consolidated
Net sales	$253,827	$277,428	$934,402	$(544,984)	$920,673
Operating costs and expenses:
Cost of sales	165,193	164,555	547,474	(523,897)	353,325
Selling, general and administrative	33,710	98,043	270,134	(5,288)	396,599
Research and development	13,207	9,124	39,315	—	61,646
In-process research and development	—	490,750	—	—	490,750
Business repositioning	7,855	2,637	19,188	—	29,680

Operating income (loss)	33,862	(487,681)	58,291	(15,799)	(411,327)
Non-operating expense (income), net	30,849	(42,339)	(304,635)	345,095	28,970
Equity in losses (earnings) of subsidiaries	95,394	(349,601)	—	254,207	—

(Loss) earnings before income taxes	(92,381)	(95,741)	362,926	(615,101)	(440,297)
(Benefit) provision for income taxes	(78)	(1,178)	14,156	—	12,900

Net (loss) earnings	$(92,303)	$(94,563)	$348,770	$(615,101)	$(453,197)

Condensed Consolidating Statement of Operations – Year ended December 31, 2004 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries and Eliminations	Consolidated
Net sales	$273,264	$—	$782,021	$(313,186)	$742,099
Operating costs and expenses:
Cost of sales	124,891	—	473,168	(291,895)	306,164
Selling, general and administrative	86,614	—	246,256	(3,673)	329,197
Research and development	15,065	—	31,254	(703)	45,616
In-process research and development	—	—	28,100	—	28,100

Operating income (loss)	46,694	—	3,243	(16,915)	33,022
Non-operating expense (income), net	152,231	—	(29,499)	31,506	154,238
Equity in earnings of subsidiaries	(18,273)	(20,035)	—	38,308	—

(Loss) earnings before income taxes	(87,264)	20,035	32,742	(86,729)	(121,216)
(Benefit) provision for income taxes	(6,315)	—	14,469	—	8,154

Net (loss) earnings	$(80,949)	$20,035	$18,273	$(86,729)	$(129,370)

Condensed Consolidating Statement of Cash Flows – Year ended December 31, 2006 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries and Eliminations	Consolidated
Net cash provided by (used in) operating activities	$169,810	$(10,042)	$66,026	$(1,000)	$224,794

Cash flows from investing activities:
Return of capital	8,644	15,000	—	(23,644)	—
Additions to property, plant and equipment	(1,810)	(937)	(26,276)	—	(29,023)
Proceeds from sale of property, plant and equipment	—	—	2,609	—	2,609
Additions to capitalized internal-use software	394	(1,357)	(2,228)	—	(3,191)
Additions to demonstration and bundled equipment	—	(2,462)	(8,294)	—	(10,756)

Net cash provided by (used in) investing activities	7,228	10,244	(34,189)	(23,644)	(40,361)

Cash flows from financing activities:
Return of capital	—	—	(23,644)	23,644	—
Dividends paid	—	—	(1,000)	1,000	—
Repayment of short-term debt, net	(50,000)	—	(10,000)	—	(60,000)
Repayment of long-term debt	(167,678)	—	—	—	(167,678)
Financing related costs	(11,063)	—	—	—	(11,063)
Proceeds from issuance of long-term debt	500,000	—	—	—	500,000
Proceeds from issuance of common stock	42,223	—	—	—	42,223
Repurchase and retirement of common stock	(500,000)	—	—	—	(500,000)
Excess tax benefit from stock-based compensation	6,718	—	—	—	6,718

Net cash used in financing activities	(179,800)	—	(34,644)	24,644	(189,800)

Effect of exchange rates on cash and equivalents	—	—	(937)	—	(937)

Net (decrease) increase in cash and equivalents	(2,762)	202	(3,744)	—	(6,304)
Cash and equivalents at beginning of year	3,106	985	36,735	—	40,826

Cash and equivalents at end of year	$344	$1,187	$32,991	$—	$34,522

Condensed Consolidating Statement of Cash Flows – Year ended December 31, 2005 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries and Eliminations	Consolidated
Net cash provided by (used in) operating activities	$25,668	$(21,653)	$56,821	$(40,000)	$20,836

Cash flows from investing activities:
Return of capital	—	21,000	—	(21,000)	—
Capital contribution	(51,847)	(11,756)	—	63,603	—
Acquisition of business, net of cash acquired	(1,700)	(35,167)	—	—	(36,867)
Additions to property, plant and equipment	(6,396)	(682)	(16,019)	—	(23,097)
Proceeds from sale of property, plant and equipment	—	—	48	—	48
Additions to capitalized internal-use software	(7,188)	(924)	(704)	—	(8,816)
Additions to demonstration and bundled equipment	(3,021)	(1,680)	(6,434)	—	(11,135)

Net cash used in investing activities	(70,152)	(29,209)	(23,109)	42,603	(79,867)

Cash flows from financing activities:
Return of capital	—	—	(21,000)	21,000	—
Capital contribution	—	51,847	11,756	(63,603)	—
Dividends paid	—	—	(40,000)	40,000	—
Short-term borrowings, net	50,000	—	10,000	—	60,000
Repayment of long-term debt	(194,166)	—	—	—	(194,166)
Financing related costs	(8,459)	—	—	—	(8,459)
Proceeds from issuance of long-term debt	150,000	—	—	—	150,000
Proceeds from issuance of common stock	45,841	—	—	—	45,841
Other	773	—	—	—	773

Net cash provided by (used in) financing activities	43,989	51,847	(39,244)	(2,603)	53,989
Effect of exchange rates on cash and equivalents	—	—	(3,587)	—	(3,587)

Net (decrease) increase in cash and equivalents	(495)	985	(9,119)	—	(8,629)
Cash and equivalents at beginning of year	3,601	—	45,854	—	49,455

Cash and equivalents at end of year	$3,106	$985	$36,735	$—	$40,826

Condensed Consolidating Statement of Cash Flows – Year ended December 31, 2004 (in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries and Eliminations	Consolidated
Net cash provided by (used in) operating activities	$22,523	$407,916	$(390,771)	$—	$39,668

Cash flows from investing activities:
Return of capital	—	11,529	—	(11,529)	—
Capital contribution	—	(419,445)	—	419,445	—
Acquisition of business, net of cash acquired	(456,709)	—	—	—	(456,709)
Additions to property, plant and equipment	(2,893)	—	(14,599)	—	(17,492)
Proceeds from sale of property, plant and equipment	69	—	1,103	—	1,172
Additions to capitalized internal-use software	(1,611)	—	(804)	—	(2,415)
Additions to demonstration and bundled equipment	(1,708)	—	(5,070)	—	(6,778)

Net cash used in investing activities	(462,852)	(407,916)	(19,370)	407,916	(482,222)

Cash flows from financing activities:
Return of capital	—	—	(11,529)	11,529	—
Capital contribution	—	—	419,445	(419,445)	—
Repayment of long-term debt	(149,243)	—	—	—	(149,243)
Financing related costs	(16,553)	—	—	—	(16,553)
Proceeds from issuance of long-term debt	600,000	—	—	—	600,000
Proceeds from issuance of common stock	7,992	—	—	—	7,992
Other	(8)	—	—	—	(8)

Net cash provided by financing activities	442,188	—	407,916	(407,916)	442,188
Effect of exchange rates on cash and equivalents	—	—	3,717	—	3,717

Net increase in cash and equivalents	1,859	—	1,492	—	3,351
Cash and equivalents at beginning of year	1,743	—	44,361	—	46,104

Cash and equivalents at end of year	$3,602	$—	$45,853	$—	$49,455

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Advanced Medical Optics, Inc:

We have completed integrated audits of Advanced Medical Optics, Inc.’s 2006, 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Advanced Medical Optics, Inc. and its subsidiaries at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” as of January 1, 2006 and changed the manner in which it accounts for share-based compensation in fiscal 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) which appears in the Advanced Medical Optics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Orange County, California

February 28, 2007, except for Note 17, as to which the date is April 30, 2007